Exhibit 4.30

AGREEMENT AND PLAN OF MERGER

by and among

EROS INTERNATIONAL PLC,

ENGLAND HOLDINGS 2, INC.,

ENGLAND MERGER CORP.

and

STX FILMWORKS, INC.

Dated as of April 17, 2020

TABLE OF CONTENTS

Exhibit A	Eros Shareholders Consent
Exhibit B	STX Stockholders Consent
Exhibit C	PIPE Subscription Agreement
Exhibit D	Class E CVR Agreement
Exhibit E	Class D CVR Agreement

Exhibit F	Class C CVR Agreement
Exhibit G	Class B CVR Agreement
Exhibit H	Class A CVR Agreement
Exhibit I	Eros Investors’ Rights Agreement
Exhibit J	Amended Eros Articles of Association
Exhibit K	Pre-Closing Class E Subscription Agreement
Exhibit L	FIRPTA Certificate
Exhibit M	Registration Rights Agreement
Exhibit N-1	STX Lender Consent
Exhibit N-2	STX Lender Consent

v

INDEX OF DEFINED TERMS

Defined Term	Location
Accredited Investor	Section 8.3(a)
Acquisition Proposal	Section 5.4
Action	Section 3.11
Affiliate	Section 8.3(b)
Agreement	Preamble
Amended Eros Articles of Association	Section 1.5
Anti-Corruption Laws	Section 8.3(c)
Antitrust Laws	Section 3.3(b)
Applicable Laws	Section 3.8
Business Day	Section 8.3(d)
Bylaws of England Holdings 2	Section 8.3(e)
Bylaws of STX	Section 8.3(f)
Cancelled Shares	Section 2.1(a)(vii)
Certificate	Section 2.2(b)
Certificate of Merger	Section 1.3
Change	Section 8.3(jj)
Class A CVR	Section 2.1(a)(v)
Class A CVR Agreement	Recitals
Class B CVR	Section 2.1(a)(iv)
Class B CVR Agreement	Recitals
Class C CVR	Section 2.1(a)(iii)
Class C CVR Agreement	Recitals
Class D CVR	Section 2.1(a)(ii)
Class D CVR Agreement	Recitals
Class E CVR	Section 2.1(a)(i)
Class E CVR Agreement	Recitals
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.12(b)
Code	Section 8.3(g)
Companies Act	Section 8.3(h)
Confidentiality Agreement	Section 5.9
Contract	Section 8.3(i)
control	Section 8.3(b)
Copyrights	Section 8.3(dd)
CVR Agreements	Recitals
CVRs	Section 2.1(a)(v)
D&O Indemnified Parties	Section 5.11(a)
Data Security Requirements	Section 3.16(b)
DGCL	Recitals
Dissenting Shares	Section 2.1(e)
Effective Time	Section 1.3
EIML Debt	Section 8.3(j)
Enforceability Exceptions	Section 3.2

England Holdings	Recitals
England Holdings 2	Preamble
England Holdings 2 Certificate of Incorporation	Section 8.3(k)
England Holdings 2 Requisite Shareholder Approval	Section 4.2
Environmental Laws	Section 8.3(l)
Environmental Permits	Section 3.18
ERISA	Section 8.3(m)
ERISA Affiliate	Section 8.3(n)
Eros	Preamble
Eros A Ordinary Shares	Section 4.4(a)
Eros Articles of Association	Section 8.3(o)
Eros Articles Shareholder Approval	Section 4.2
Eros B Ordinary Shares	Section 4.4(a)
Eros Benefit Plan	Section 8.3(p)
Eros Board	Recitals
Eros Convertible Notes	Section 8.3(q)
Eros Designated Directors	Section 1.6(a)
Eros Disclosure Letter	Article IV
Eros Equity Awards	Section 8.3(r)
Eros Equity Facility	Section 8.3(s)
Eros Filed SEC Documents	Article IV
Eros Financial Statements	Section 4.6(b)
Eros Founder Group	Section 8.3(t)
Eros Investors’ Rights Agreement	Recitals
Eros Leased Real Property	Section 8.3(u)
Eros Material Contracts	Section 4.17(a)
Eros Measurement Date	Section 4.4(a)
Eros Option	Section 8.3(v)
Eros Ordinary Shares	Section 4.4(a)
Eros Owned Real Property	Section 8.3(w)
Eros Parties	Section 8.3(x)
Eros Permits	Section 4.8
Eros PIPE Financing	Recitals
Eros Pre-Closing Equity Financing	Recitals
Eros Requisite Shareholder Approval	Section 4.2
Eros RSU Award	Section 8.3(y)
Eros SEC Documents	Section 4.6(a)
Eros Share Issuance	Section 4.2
Eros Shareholders Consent	Recitals
Eros Support Agreement	Recitals
Eros Transaction Shareholder Approval	Section 4.2
Exchange Agent	Section 2.2(a)
Exit Payment	Section 8.3(z)
GAAP	Section 3.6(a)
Governmental Authority	Section 8.3(aa)
Hazardous Materials	Section 8.3(bb)

HSR Act	Section 3.3(b)
IFRS	Section 4.6(b)
Immediate Family	Section 8.3(cc)
Independent Director	Section 1.6(a)
Intellectual Property	Section 8.3(dd)
Interim Period	Section 5.1
International Trade Laws	Section 8.3(ee)
IRS	Section 3.12(a)
IT Assets	Section 8.3(ff)
Jointly Designated Director	Section 1.6(a)
Knowledge	Section 8.3(gg)
Leases	Section 8.3(hh)
Letter of Transmittal	Section 2.2(b)
Liens	Section 3.3(a)
Liquidation Value	Section 8.3(ii)
Marks	Section 8.3(dd)
Material Adverse Effect	Section 8.3(jj)
Merger	Section 1.1
Merger Consideration	Section 2.1(a)(v)
Merger Sub	Preamble
Multiemployer Plan	Section 8.3(kk)
Multiple Employer Plan	Section 8.3(ll)
New Benefit Plans	Section 5.17(a)
New Investors	Recitals
NYSE	Section 1.6(a)
OFAC	Section 8.3(ee)
Order	Section 8.3(mm)
Outside Counsel Only Material	Section 5.10(b)
Outside Date	Section 7.1(b)(i)
Patents	Section 8.3(dd)
Permit	Section 8.3(nn)
Permitted Liens	Section 8.3(oo)
Person	Section 8.3(pp)
Personal Data	Section 8.3(qq)
PIPE Subscription Agreement	Recitals
Plan Termination Date	Section 5.17(c)
Pre-Closing Class E Subscription	Section 5.24
Privileged Communications	Section 5.27
Process	Section 8.3(rr)
Processing	Section 8.3(rr)
Registration Rights Agreement	Section 8.3(ss)
Related Document	Section 8.3(tt)
Related Party	Section 8.3(uu)
Release	Section 8.3(vv)
Representatives	Section 8.3(ww)
Rights Agent	Recitals

Sanctioned Person	Section 8.3(xx)
Sanctions	Section 8.3(yy)
SEC	Section 8.3(zz)
Spreadsheet	Section 5.21
STX	Preamble
STX Benefit Plan	Section 8.3(aaa)
STX Board	Recitals
STX Capital Stock	Section 8.3(bbb)
STX Certificate of Incorporation	Section 8.3(ccc)
STX Class A Preferred Stock	Section 8.3(ddd)
STX Class B Preferred Stock	Section 8.3(eee)
STX Class C Preferred Stock	Section 8.3(fff)
STX Class D Preferred Stock	Section 8.3(ggg)
STX Class E Preferred Stock	Section 8.3(hhh)
STX Common Stock	Section 8.3(iii)
STX Credit Facilities	Section 8.3(jjj)
STX Designated Directors	Section 1.6(a)
STX Disclosure Letter	Article III
STX Equity Awards	Section 2.1(b)(v)
STX Equity Plan	Section 8.3(kkk)
STX Exhibitor Warrants	Section 8.3(lll)
STX Financial Statements	Section 3.6(a)
STX Group	Section 5.27
STX Interim Financial Statements	Section 3.6(a)
STX JPM Credit Facility	Section 8.3(mmm)
STX Leased Real Property	Section 8.3(nnn)
STX Lender Consents	Section 8.3(ooo)
STX Material Contracts	Section 3.17(a)
STX Measurement Date	Section 3.4(a)
STX Mezzanine Credit Facility	Section 8.3(ppp)
STX Option	Section 8.3(qqq)
STX Permits	Section 3.8
STX Preferred Stock	Section 8.3(rrr)
STX Requisite Stockholder Approval	Recitals
STX RSU Award	Section 8.3(sss)
STX Stockholders Agreement	Section 8.3(ttt)
STX Stockholders Consent	Recitals
Subsidiary	Section 8.3(uuu)
Surviving Corporation	Section 1.1
Tax Return	Section 8.3(vvv)
Taxes	Section 8.3(www)
Taxing Authority	Section 8.3(xxx)
Terminating 401(k) Plan	Section 5.17(c)
Trade Secrets	Section 8.3(dd)
WARN Act	Section 3.13(c)
Willful Breach	Section 8.3(yyy)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 17, 2020, by and among Eros International Plc, an Isle of Man company limited by shares (“Eros”), England Holdings 2, Inc., a Delaware corporation (“England Holdings 2”), England Merger Corp., a Delaware corporation (“Merger Sub”), and STX Filmworks, Inc., a Delaware corporation (“STX”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into STX, with STX continuing as the surviving corporation pursuant to and in accordance with the DGCL;

WHEREAS, Merger Sub is an indirect, wholly owned Subsidiary of Eros and direct, wholly owned subsidiary of England Holdings 2; and England Holdings 2 is an indirect, wholly owned Subsidiary of Eros and direct, wholly owned subsidiary of England Holdings 1, Inc., a Delaware corporation (“England Holdings”); and England Holdings is a direct, wholly owned subsidiary of Eros;

WHEREAS, the Board of Directors of Eros (the “Eros Board”) has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the Eros Share Issuance on the terms and subject to the conditions set forth in this Agreement, are advisable and in the best interests of Eros and the shareholders of Eros, (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the Eros Share Issuance, on the terms and subject to the conditions set forth in this Agreement, and (c) submitted the Eros Share Issuance, on the terms and subject to the conditions set forth in this Agreement, to the shareholders of Eros for approval;

WHEREAS, shareholders of Eros holding the requisite majority of the rights to vote on such resolution described in the foregoing Recital pursuant to the Eros Articles of Association have approved the Eros Share Issuance by resolution consented to in writing in the form attached as Exhibit A hereto in accordance with Article 58 of the Eros Articles of Association and the Companies Act (the “Eros Shareholders Consent”);

WHEREAS, the Board of Directors of Merger Sub and England Holdings 2, as the sole stockholder of Merger Sub, have approved this Agreement and the Merger;

WHEREAS, the Board of Directors of STX (the “STX Board”) has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, STX and the stockholders of STX, (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directed that this Agreement be submitted to the stockholders of STX for adoption, (d) approved the proposed Pre-Closing Class E Subscription and (e) recommended the adoption of this Agreement and the Pre-Closing Class E Subscription to the stockholders of STX, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, based on the recommendation of the STX Board that the Merger would be advisable and fair to, and in the best interests of, the stockholders of STX, as promptly as practicable following the execution and delivery of this Agreement, it is expected that the holders of (i) at least a majority of the issued and outstanding shares of STX Preferred Stock and STX Common Stock, voting together as a single class on an as-converted basis, (ii) at least two-thirds (2/3) of the issued and outstanding shares of STX Class D Preferred Stock, voting as a separate class, (iii) at least two-thirds (2/3) of the issued and outstanding shares of STX Class C Preferred Stock, voting as a separate class, (iv) at least two-thirds (2/3) of the issued and outstanding shares of STX Class B Preferred Stock, voting as a separate class, and (v) at least two-thirds (2/3) of the issued and outstanding shares of STX Class A Preferred Stock, voting as a separate class, and (vi) each of the stockholders of STX specified in clause (v) of Section 9.1 of the STX Stockholders Agreement (clauses (i) through (vi), collectively, the “STX Requisite Stockholder Approval,”) will deliver a written consent and agreement of stockholders in the form attached as Exhibit B hereto pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”), (a) adopting this Agreement and approving the transactions contemplated by this Agreement, including the Merger, and (b) approving the Pre-Closing Class E Subscription, in each case in accordance with Sections V.E of the STX Certificate of Incorporation and Sections 9.1 of the STX Stockholders Agreement (the “STX Stockholders Consent”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to STX’s willingness to enter into this Agreement, certain shareholders of Eros are entering into an agreement (the “Eros Support Agreement”) pursuant to which such shareholders have agreed, among other things, to vote to approve the Amended Eros Articles of Association upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to each of Eros’s and STX’s willingness to enter into this Agreement, certain investors (such investors and any additional purchasers who enter into the PIPE Subscription Agreement after the date hereof pursuant to a joinder thereto, the “New Investors”) and Eros are entering into a subscription agreement in substantially the form attached hereto as Exhibit C (the “PIPE Subscription Agreement”), pursuant to which such New Investors will, substantially concurrently with the Closing, purchase and subscribe for an aggregate of $75,000,000 of Eros A Ordinary Shares (the “Eros PIPE Financing”);

WHEREAS, at or prior to the Closing, (i) Eros, the stockholders’ representative thereunder, and a rights agent and registrar selected by Eros and reasonably acceptable to STX (the “Rights Agent”) will enter into a Class E Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit D (subject to changes permitted by Section 5.23) (the “Class E CVR Agreement”);

(ii) Eros, the stockholders’ representative thereunder, and the Rights Agent will enter into a Class D Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit E (subject to changes permitted by Section 5.23) (the “Class D CVR Agreement”); (iii) Eros, the stockholders’ representative thereunder, and the Rights Agent will enter into a Class C Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit F (subject to changes permitted by Section 5.23) (the “Class C CVR Agreement”); (iv) Eros, the stockholders’ representative thereunder, and the Rights Agent will enter into a Class B Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit G (subject to changes permitted by Section 5.23) (the “Class B CVR Agreement”); and (v) Eros, the stockholders’ representative thereunder, and the Rights Agent will enter into a Class A Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit H (subject to changes permitted by Section 5.23) (the “Class A CVR Agreement” and, together with the Class E CVR Agreement, the Class D CVR Agreement, the Class C CVR Agreement and Class B CVR Agreement, collectively, the “CVR Agreements”);

WHEREAS, as a condition to STX’s willingness to enter into this Agreement, Eros will obtain commitments from one or more purchasers (other than the New Investors or any other stockholder of STX) to purchase a number of Eros A Ordinary Shares corresponding to the aggregate purchase price of at least $50,000,000, of which at least $35,000,000 shall be consummated at or prior to the Closing (the “Eros Pre-Closing Equity Financing”) and the balance of which shall be consummated within ninety (90) days of the Effective Time, in each case in accordance with Section 5.26 hereof;

WHEREAS, at the Closing, and as a condition to each of Eros’s and STX’s willingness to enter into this Agreement, Eros, certain shareholders of Eros, and the New Investors will enter into an investors’ rights agreement in substantially the form attached hereto as Exhibit I (the “Eros Investors’ Rights Agreement”), which Eros Investors’ Rights Agreement shall become effective as of the Closing; and

WHEREAS, Eros, England Holdings 2, Merger Sub and STX desire to make certain representations, warranties, covenants and agreements in connection with the Merger and transactions contemplated herein and also to prescribe certain conditions to the Merger and the transactions contemplated herein as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

Section 1.1.        The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into STX (the “Merger”). Following the Effective Time, the separate existence of Merger Sub shall cease, and STX shall continue as the surviving corporation in the Merger and an indirect wholly owned Subsidiary of Eros and direct wholly owned Subsidiary of England Holdings 2, and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Merger Sub in accordance with the DGCL, and all of the debts, liabilities, obligations and duties of STX shall become the debts, liabilities, obligations and duties of the Surviving Corporation. STX, as the surviving corporation after the Merger, is referred to as the “Surviving Corporation.”

Section 1.2.        Closing. The closing of the Merger (the “Closing”) shall take place at 7:00 a.m., Los Angeles time, at the offices of Gibson, Dunn and Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, on a date to be specified by Eros and STX, which shall be no later than the second Business Day following satisfaction or (to the extent permitted by Applicable Law) waiver of all of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Applicable Law) waiver of such conditions at the Closing), unless another date, time or place is agreed to in writing by Eros and STX (the date of the Closing, the “Closing Date”).

Section 1.3.        Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger reasonably satisfactory to Eros and STX (the “Certificate of Merger”) with respect to the Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL with respect to the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or, to the extent permitted by Applicable Law, such later time as may be mutually agreed by Eros and STX in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 1.4.        Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions of the DGCL.

Section 1.5.        Articles of Association of Eros. Eros shall use its reasonable best efforts to cause the Eros Articles of Association in effect immediately prior to the Effective Time to be amended to read in their entirety as set forth on Exhibit J hereto (the “Amended Eros Articles of Association”) and, as so amended, the Amended Eros Articles of Association shall be the articles of association of Eros effective as of the Effective Time or as promptly thereafter as is practicable until thereafter amended in accordance with the terms thereof and Applicable Law. In connection therewith, as soon as practicable under Applicable Law following the date hereof, Eros shall call and give notice to its shareholders of a shareholders’ meeting to be held on the earliest practicable date following such notice, in order to vote upon the Amended Eros Articles of Association. Eros shall use reasonable best efforts to obtain the Eros Articles Shareholder Approval prior to the Closing and in the event the Eros Articles Shareholder Approval is not obtained prior to the Closing, Eros shall use reasonable best efforts to obtain the Eros Articles Shareholder Approval as soon as reasonably practicable.

Section 1.6.        Board of Directors and Officers of Eros.

(a)             Eros Board Composition. Eros shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any directors on the Eros Board immediately prior to the Effective Time) so that, as of the Effective Time, the Eros Board shall consist of a total of nine (9) directors, of whom (A) four (4) directors shall be individuals selected by the Eros Founder Group and reasonably satisfactory to the Nomination Committee of the Eros Board (the “Eros Designated Directors”); (B) four (4) directors shall be individuals selected by STX and reasonably satisfactory to the Nomination Committee of the Eros Board (the “STX Designated Directors”); and (C) the remaining one (1) director shall be an individual jointly selected by the Eros Founder Group and STX and reasonably satisfactory to the Nomination Committee of the Eros Board (the “Jointly Designated Director”). As of the Effective Time, the Jointly Designated Director, at least one (1) of the Eros Designated Directors and at least one (1) of the STX Designated Directors shall each satisfy all independence requirements under the listing standards of the New York Stock Exchange (the “NYSE”) applicable to members of the audit committee of the Eros Board (an “Independent Director”). The foregoing directors shall be divided into three classes of directors, each of whom shall serve for staggered three (3)-year terms and who shall initially be allocated by mutual agreement of the Eros Founder Group and STX prior to the Closing; provided that (x) one (1) Eros Designated Director, one (1) STX Designated Director and the Jointly Designated Director shall be allocated to the class of directors who shall initially hold office until Eros’s 2021 annual general meeting; (y) one (1) Eros Designated Director and two (2) STX Designated Directors shall be allocated to the class of directors who shall initially hold office until Eros’s 2022 annual general meeting; and (z) two (2) Eros Designated Directors and one (1) STX Designated Director shall be allocated to the class of directors who shall initially hold office until Eros’s 2023 annual general meeting.

(b)            Committees of the Eros Board. Eros shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any members of the applicable committees of the Eros Board immediately prior to the Effective Time) so that, as of the Effective Time, the initial composition of the Nominating Committee, Audit Committee and Remuneration Committee shall be as set forth in the following clauses (i)-(iii) until thereafter modified by action of the Eros Board (upon the recommendation of the Nominating Committee):

(i)              the Nomination Committee of the Eros Board shall be comprised of four (4) members, two (2) of which shall be Eros Designated Directors and two (2) of which shall be STX Designated Directors;

(ii)            the Audit Committee of the Eros Board shall be comprised of four (4) members, two (2) of which shall be Eros Designated Directors and two (2) of which shall be STX Designated Directors; and

(iii)          the Remuneration Committee of the Eros Board shall be comprised of three (3) members, one (1) of which shall be an Eros Designated Director, one (1) of which shall be a STX Designated Director, and one (1) of which shall be the Jointly Designated Director.

(c)             Co-Chairmen and Certain Executive Officers of Eros. Eros shall take all action necessary so that, as of the Effective Time, (i) Kishore Lulla shall be appointed as Executive Co-Chairman of Eros and (ii) Robert B. Simonds, Jr. shall be appointed as the Co-Chairman and Chief Executive Officer of Eros.

Section 1.7.        Certificate of Incorporation and Bylaws of Surviving Corporation. At the Effective Time, the Certificate of Incorporation of STX and the Bylaws of STX in effect immediately prior to the Effective Time shall be amended and restated in their entirety to be in the form of the Certificate of Incorporation of Merger Sub and the Bylaws of Merger Sub, respectively, as in effect immediately prior to the Effective Time (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation), in each case until thereafter amended in accordance with its terms and with Applicable Law.

Section 1.8.        Board of Directors and Officers of Surviving Corporation.

(a)             From and after the Effective Time, the initial directors of the Surviving Corporation shall be such Persons serving as the directors of Merger Sub immediately prior to the Effective Time, in each case, until such director’s successor is elected or appointed and qualified or until such director’s earlier death, resignation or removal, in each case, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(b)            From and after the Effective Time, the initial officers of the Surviving Corporation shall be such Persons as are mutually agreed in writing by Eros and STX prior to the Effective Time, in each case, until such officer’s successor is elected or appointed and qualified or until such officer’s earlier death, resignation or removal, in each case, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Section 1.9.        Withholding. Notwithstanding anything to the contrary in this Agreement, Eros and its agents shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax law; provided, however, that other than in respect of compensatory withholding or backup withholding, or withholding as a result of the failure to provide the certificate set forth in Section 6.2(g), the payor shall use commercially reasonable efforts to provide written notice to the payee no later than two (2) Business Days prior to any such withholding or deduction and to allow the payee the opportunity to provide any Tax forms, reports or certificates as may be permitted by Applicable Laws to reduce or eliminate such withholding or deduction from any payments of Merger Consideration made to holders of securities of STX pursuant to Section 2.1. Any amounts so withheld and properly remitted to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any withholding from Merger Consideration, Eros shall withhold or shall cause to be withheld an amount of Merger Consideration having a fair market value equal to the withholding obligation to be satisfied with such Merger Consideration at the time such Merger Consideration is withheld (provided that if any cash is otherwise payable to the relevant payee, such withholding shall be made first from such cash), and shall be treated as having paid such amount to the Person in respect of which such withholding was made.

Article II
EFFECT OF THE MERGER ON THE CAPITAL STOCK AND EQUITY AWARDS OF SCOTLAND; EXCHANGE OF CERTIFICATES

Section 2.1.        Effect on Capital Stock.

(a)             Conversion of STX Capital Stock and Merger Sub Common Stock and Treatment of Eros Ordinary Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of STX, Eros, England Holdings 2, Merger Sub or the holders of any securities of STX, Eros, England Holdings 2 or Merger Sub:

(i)              Each issued and outstanding share of STX Class E Preferred Stock as of immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares) and all rights in respect thereof shall be converted into a number of contractual contingent value rights (each, a “Class E CVR”), issued by Eros subject to and in accordance with the Class E CVR Agreement, equal to the quotient of (x) the Liquidation Value (as defined in the STX Certificate of Incorporation) of such share of STX Class E Preferred Stock divided by (y) $1,000. As of the Effective Time, all such shares of STX Class E Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate or uncertificated book-entry share as reflected in the books and records of STX representing any shares of STX Class E Preferred Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, Class E CVRs in accordance with Section 2.2.

(ii)            Each issued and outstanding share of STX Class D Preferred Stock as of immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares) and all rights in respect thereof shall be converted into a number of contractual contingent value rights (each, a “Class D CVR”), issued by Eros subject to and in accordance with the Class D CVR Agreement, equal to the quotient of (x) (1) the Liquidation Value of such share of STX Class D Preferred Stock plus the pro rata Exit Payment (as defined in the STX Certificate of Incorporation) divided by (y) $1,000. As of the Effective Time, all such shares of STX Class D Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate or uncertificated book-entry share as reflected in the books and records of STX representing any shares of STX Class D Preferred Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, Class D CVRs in accordance with Section 2.2.

(iii)          Each issued and outstanding share of STX Class C Preferred Stock as of immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares) and all rights in respect thereof shall be converted into a number of contractual contingent value rights (each, a “Class C CVR”), issued by Eros subject to and in accordance with the Class C CVR Agreement, equal to the quotient of (x) the Liquidation Value of such share of STX Class C Preferred Stock divided by (y) $1,000. As of the Effective Time, all such shares of STX Class C Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate or uncertificated book-entry share as reflected in the books and records of STX representing any shares of STX Class C Preferred Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, Class C CVRs in accordance with Section 2.2.

(iv)          Each issued and outstanding share of STX Class B Preferred Stock as of immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares) and all rights in respect thereof shall be converted into a number of contractual contingent value rights (each, a “Class B CVR”), issued by Eros subject to and in accordance with the Class B CVR Agreement, equal to the quotient of (x) the Liquidation Value of such share of STX Class B Preferred Stock divided by (y) $1,000. As of the Effective Time, all such shares of STX Class B Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate or uncertificated book-entry share as reflected in the books and records of STX representing any shares of STX Class B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, Class B CVRs in accordance with Section 2.2.

(v)            Each issued and outstanding share of STX Class A Preferred Stock as of immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares) and all rights in respect thereof shall be converted into a number of contractual contingent value rights (each, a “Class A CVR” and, together with the Class E CVRs, the Class D CVRs, the Class C CVRs, and Class B CVRs collectively, the “CVRs,”and the consideration contemplated by the foregoing clauses (i) through (v), collectively and as applicable, the “Merger Consideration”), issued by Eros subject to and in accordance with the Class A CVR Agreement, equal to the quotient of (x) the Liquidation Value of such share of STX Class A Preferred Stock divided by (y) $1,000. As of the Effective Time, all such shares of STX Class A Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate or uncertificated book-entry share as reflected in the books and records of STX representing any shares of STX Class A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, Class A CVRs in accordance with Section 2.2.

(vi)          Each issued and outstanding share of STX Common Stock and all rights in respect thereof shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(vii)        Each share of STX Capital Stock held in the treasury of STX or owned, directly or indirectly, by Eros or Merger Sub immediately prior to the Effective Time (collectively, the “Cancelled Shares”), shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(viii)      Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of the common stock of the Surviving Corporation.

(ix)          Each issued Eros Ordinary Share shall remain an issued Eros Ordinary Share and shall not be converted or cancelled as a result of the Merger. Each certificate or book-entry share representing any Eros Ordinary Shares as of the Effective Time shall continue for all corporate purposes to evidence ownership of such shares.

(b)            Treatment of STX Equity Awards.

(i)              The Merger shall constitute a “Sale of the Company” (for purposes of the STX Filmworks, Inc. 2017 Equity Incentive Plan and the STX Filmworks, Inc. 2014 Equity Incentive Plan) and a “Change in Control” for purposes of the STX Filmworks, LLC Amended and Restated 2012 Equity Incentive Plan, in each case as amended, and all awards granted thereunder.

(ii)            At the Effective Time, each STX Option that is outstanding as of immediately prior to the Effective Time, whether or not vested, shall, automatically and without any action on the part of the holder thereof, be cancelled without consideration and shall be of no further force and effect.

(iii)          At the Effective Time, each STX RSU Award that is outstanding as of immediately prior to the Effective Time, whether or not vested, shall, automatically and without any action on the part of the holder thereof, be cancelled without consideration and shall be of no further force and effect.

(iv)          Each of the STX Equity Plans shall be terminated effective as of the Effective Time, and no STX Options or STX RSU Awards or any other rights with respect to STX Common Stock shall be granted or outstanding thereafter.

(v)            Prior to the Effective Time, the STX Board or the appropriate committee thereof shall take all necessary actions and shall adopt resolutions (which resolutions shall be provided to Eros reasonably in advance for review and comment, and which comments of Eros shall be considered by STX in good faith) providing for the treatment of the STX Options and the STX RSU Awards (collectively, the “STX Equity Awards”) and the termination of the STX Equity Plans as contemplated by this Section 2.1(b) and shall deliver notice (which notices shall have been approved by Eros, which approval shall not be unreasonably withheld) of such treatment to each holder of STX Equity Awards.

(c)             Treatment of STX Exhibitor Warrants. At the Effective Time, each STX Exhibitor Warrant, whether or not exercisable, shall, without any further action on the part of any holder thereof, be cancelled and extinguished without consideration and shall be of no further force and effect.

(d)            Fractional CVRs and Shares. Fractional CVRs shall entitle the owner thereof to a proportionate number of Eros A Ordinary Shares upon settlement of such CVR as determined pursuant to the applicable CVR Agreement; provided that no fractional Eros A Ordinary Share (or certificate or scrip representing the same) shall be issued upon the settlement of any CVRs, and such fractional share interests shall not entitle the owner thereof to any Eros A Ordinary Shares or to vote or to any other rights of a holder of Eros A Ordinary Shares. Notwithstanding any other provision of this Agreement, each holder of shares of STX Capital Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of an Eros A Ordinary Share upon settlement of the CVRs issued hereunder in respect of such shares of STX Capital Stock (after aggregating all Certificates (or affidavits of loss in lieu thereof) delivered by or on behalf of such holder) shall receive, in lieu thereof, an amount of cash (rounded to the nearest whole cent), without interest, equal to such fractional amount multiplied by applicable price set forth in the applicable CVR Agreement.

(e)             Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of STX Capital Stock (other than Cancelled Shares) that are outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares in accordance with Section 262 of the DGCL if such section provides for appraisal or dissenters’ rights for such shares in the Merger (collectively, the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL, as applicable. If, after the Effective time, any such holder fails to perfect or withdraws or loses his right to appraisal rights, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time only into the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.2(c). STX shall give Eros prompt notice of (i) any demands received by STX for appraisal of shares, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by STX relating to stockholders’ rights to appraisal rights pursuant to the DGCL and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. STX shall not, except with the prior written consent of Eros, voluntarily make any payment with respect to any demands for payment of fair value of STX Capital Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.2.        Exchange of Capital Stock.

(a)             Designation of Exchange Agent. Prior to the Closing, Eros shall enter into a customary exchange agreement reasonably acceptable to STX with the transfer agent of Eros or another nationally recognized financial institution or trust company designated by Eros and reasonably acceptable to STX to act as the exchange agent hereunder (the “Exchange Agent”).

(b)            Letters of Transmittal and Instructions for Surrender. As promptly as practicable following the Effective Time, and in no event later than the fifth (5th) Business Day after the Effective Time, Eros shall cause the Exchange Agent to mail to each holder of record of a certificate (a “Certificate”) and/or uncertificated book-entry shares that immediately prior to the Effective Time represented outstanding shares of STX Class E Preferred Stock, STX Class D Preferred Stock, STX Class C Preferred Stock, STX Class B Preferred Stock or STX Class A Preferred Stock, (i) a letter of transmittal (which shall specify that delivery of Certificates, if applicable, shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which shall be in the form and have such other provisions as are reasonably acceptable to Eros and STX; provided that no representations made therein shall be broader in scope than the representations made by STX in Article III) (the “Letter of Transmittal”); (ii) instructions (which instructions shall be in the form and have such other provisions as are reasonably acceptable to Eros and STX) for use in effecting the surrender of the Certificates and/or uncertificated book-entry shares in exchange for the CVRs such holder has the right to receive in respect of such Certificates and/or uncertificated book-entry shares pursuant to Section 2.1(a)(i); and (iii) an investor questionnaire in the form prepared by Eros and reasonably satisfactory to STX.

(c)             Merger Consideration Received in Connection with Exchange. Upon delivery of a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, including a duly completed investor questionnaire certifying to the reasonable satisfaction of Eros that such Person is an Accredited Investor and such other documents (including applicable Tax forms) as may be required pursuant to such instructions, together with surrender of any applicable Certificate(s) (or affidavit(s) of loss in lieu thereof) for cancellation to the Exchange Agent, the holder of such Certificate(s) and/or uncertificated book-entry shares covered by such Letter of Transmittal shall be entitled to receive in exchange therefor the number of applicable CVRs that such holder has the right to receive in respect of such Certificates and/or uncertificated book-entry shares pursuant to Section 2.1(a)(i), and the Certificate(s) (or affidavit(s) of loss in lieu thereof) and/or uncertificated book-entry shares so surrendered shall be forthwith cancelled. Until surrendered as contemplated by this Section 2.2(c), each Certificate and uncertificated book-entry share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 2.2(c). The Exchange Agent shall accept such Letter of Transmittal and surrender of Certificates and uncertificated book-entry shares and make such deliveries upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and uncertificated book-entry shares on the Merger Consideration.

(d)            Certain Transfers of Ownership. In the event of a transfer of ownership of STX Capital Stock that is not registered in the transfer records of STX, issuance of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the shares of STX Capital Stock so surrendered are registered, if the applicable Certificate or uncertificated book-entry share(s) shall be properly endorsed, accompanied by a duly executed stock power or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance to a Person other than the registered holder of such shares of STX Capital Stock or establish to the reasonable satisfaction of Eros that such Tax has been paid or is not applicable.

(e)             Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Eros or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Eros may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article II.

(f)             No Further Ownership Rights in STX Capital Stock. All CVRs issued upon the surrender for exchange of Certificates and uncertificated book-entry shares in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to any shares of STX Capital Stock theretofore represented by such Certificates or book entries. After the Effective Time, there shall be no registration of transfers on STX’s stock transfer books of shares of STX Capital Stock that were outstanding immediately prior to the Effective Time. If Letters of Transmittal (accompanied, if applicable, by Certificates) are presented to Eros, the Surviving Corporation or the Exchange Agent for transfer following the Effective Time, they shall be cancelled against delivery of the Merger Consideration for each share of STX Capital Stock formerly represented by the applicable Certificates and/or book entries.

Section 2.3.        Certain Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the execution of this Agreement and the Effective Time, any change in the number or type of outstanding Eros Ordinary Shares or STX Capital Stock shall occur as a result of the Pre-Closing Class E Subscription, a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of ownership interests, shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.3 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.4.        Further Assurances. If, at any time after the Effective Time, any further action is determined by Eros or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Eros with full right, title and possession of and to all rights and property of Merger Sub and STX with respect to the Merger, the officers and managers of Eros shall be fully authorized (in the name of Merger Sub, STX, the Surviving Corporation and otherwise) to take such action.

Article III
REPRESENTATIONS AND WARRANTIES OF STX

Except as disclosed in the disclosure letter delivered by STX to the Eros Parties upon the execution of this Agreement (the “STX Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), STX represents and warrants to the Eros Parties as of the date hereof and, on the occurrence of the Closing, as of the Closing Date, as follows:

Section 3.1.        Organization, Standing and Corporate Power. Each of STX and its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate, organizational or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on STX. Each of STX and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on STX. True and complete copies of the STX Certificate of Incorporation and the Bylaws of STX, in each case as amended through, and as in effect as of, the date of this Agreement, have been made available to the Eros Parties.

Section 3.2.        Authority. STX has all requisite corporate power and authority to enter into this Agreement and each of the Related Documents to which it is or will be a party and, subject to receipt of the STX Requisite Stockholder Approval (which is to occur by execution of the STX Stockholders Consent concurrently with the execution and delivery of this Agreement), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by STX and each of the Related Documents to which it is or will be a party and the consummation by STX of the transactions contemplated hereby and thereby have been duly authorized by the STX Board. Other than the STX Requisite Stockholder Approval, no other corporate or organizational proceedings on the part of STX are necessary to authorize the execution, delivery or performance of this Agreement and each of the Related Documents to which it is or will be a party or to consummate the transactions contemplated hereby and thereby. The STX Stockholders Consent provides that it will be irrevocable upon delivery. The STX Requisite Stockholder Approval is the only vote of the holders of any securities of STX or any of its Subsidiaries necessary to adopt and approve this Agreement and each of the Related Documents to which it is or will be a party, the Merger and the other transactions contemplated hereby and thereby, and the execution of the STX Stockholders Consent constitutes such adoption and approval. This Agreement has been duly executed and delivered, and upon its execution and delivery, and each of the Related Documents to which it is or will be a party, in each case by STX, and, assuming the due authorization, execution and delivery of this Agreement and each of the Related Documents to which it is or will be a party by Eros, England Holdings 2 and Merger Sub, constitutes the legal, valid and binding obligation of STX, enforceable against STX in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Applicable Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

Section 3.3.        No Conflict; Required Filings and Consents.

(a)             The execution and delivery of this Agreement and each of the Related Documents to which STX is or will be a party, do not, and the consummation of the transactions contemplated hereby and thereby shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of STX or any of its Subsidiaries under, (i) subject to receipt of the STX Requisite Stockholder Approval, the STX Certificate of Incorporation, the Bylaws of STX or the comparable organizational documents of any of its Subsidiaries, (ii) any Contract or Permit to which STX or any of its Subsidiaries is a party or by which STX or any of its Subsidiaries or their respective properties or assets is or may be bound or (iii) subject to the governmental filings and other matters referred to in Section 3.3(b), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to STX or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (i) (only with respect to the certificate of formation, certificate of incorporation, limited liability company agreement, bylaws or comparable organizational documents of STX’s Subsidiaries), (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on STX or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(b)            No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to STX or any of its Subsidiaries in connection with the execution and delivery of this Agreement and each of the Related Documents to which it is or will be a party by STX or the consummation by STX of the transactions contemplated hereby, except for (i) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and with any other applicable United States or foreign competition, antitrust, merger control or investment laws or laws that provide for review of national security or defense matters (together with the HSR Act, the “Antitrust Laws”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states or jurisdictions in which STX or its Subsidiaries are qualified to do business, and (iii) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (A) have a Material

Adverse Effect on STX or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.

Section 3.4.        Capital Structure.

(a)             Section 3.4(a) of the STX Disclosure Letter sets forth STX’s capitalization table as of April 16, 2020 (the “STX Measurement Date”), which contains a true and complete list of the equity capitalization of STX as of the date hereof, including the authorized capital stock of STX and all record holders of the issued and outstanding shares of STX Capital Stock (and the respective number of shares of STX Capital Stock and the class of such STX Capital Stock held by such holder).

(b)            STX has made available to Eros a true and complete schedule, as of the STX Measurement Date, of each outstanding STX Option and STX RSU Award, the name of the holder, the type of award, whether such holder is an employee of STX, the number and type of shares of STX Capital Stock issuable upon the exercise or settlement of such STX Equity Award (as applicable), the date of grant, the expiration date (if any), the exercise price (if any), the vesting schedule, including the extent vested to date and whether such vesting is subject to acceleration as a result of the Merger, and for any STX Option, whether such STX Option is a nonstatutory option or qualifies as an incentive stock option as defined in Section 422 of the Code and whether (and to what extent) any such STX Option is or has ever been subject to Section 409A (whether or not subsequently amended to comply with or to be exempt from the requirements of Section 409A). True and complete copies of the forms of all Contracts and instruments relating to any STX Equity Awards have been made available to the Eros Parties prior to the date hereof.

(c)             All outstanding shares of STX Capital Stock are, and all shares of STX Capital Stock that may be issued prior to the Effective Time as expressly permitted by Section 5.1 shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as contemplated by the STX Certificate of Incorporation, the equity securities set forth on Section 3.4(a) of the STX Disclosure Letter, each outstanding STX Option and STX RSU Award or as set forth in Section 3.4(c) of the STX Disclosure Letter, and except for issuances of STX Capital Stock pursuant to STX Equity Awards outstanding on the date hereof in accordance with their present terms or as expressly permitted by Section 5.1, (i) there are not issued or outstanding (A) any other voting or equity securities or interests of STX, (B) any securities or interests of STX or any of its Subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, equity interests, voting or equity securities or interests of STX or (C) any warrants, calls, options, preemptive rights, subscriptions or other rights to acquire from STX or any of its Subsidiaries, or obligations of STX or any of its Subsidiaries to issue, any capital stock, voting or equity securities or interests or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of STX, and (ii) there are no outstanding obligations of STX or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests or any securities or interests of STX or any other Person, or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests of STX.

(d)            Except as set forth in Section 3.4(d) of the STX Disclosure Letter, (i) there are no stockholder agreements or voting trusts or other agreements or understandings to which STX is a party with respect to the voting, or restricting the transfer, of the capital stock or other equity interest of STX and (ii) STX has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. No shares of STX Capital Stock are held by any Subsidiary of STX. STX does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with any stockholder of STX on any matter.

Section 3.5.        Subsidiaries.

(a)             Except for the Subsidiaries listed in Section 3.5(a) of the STX Disclosure Letter, neither STX nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person. Section 3.5(a) of the STX Disclosure Letter sets forth, for each Subsidiary of STX, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests and the record and beneficial holders of its outstanding capital stock or other equity or ownership interests. Except as would not reasonably be expected to be, individually or in the aggregate, material to STX and its Subsidiaries, taken as a whole, all outstanding shares of capital stock or other voting or equity securities or interests of each such Subsidiary have been validly issued and are fully paid and nonassessable.

(b)            Except as would not reasonably be expected to be, individually or in the aggregate, material to STX and its Subsidiaries, taken as a whole, there are no outstanding (i) securities of STX or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting or equity securities or interests in any of its Subsidiaries or (ii) warrants, calls, options or other rights to acquire from STX or any of its Subsidiaries, or any obligation of STX or any of its Subsidiaries to issue, any capital stock or other voting or equity securities or interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or voting or equity securities or interests in, any Subsidiary of STX.

Section 3.6.        Financial Statements; Undisclosed Liabilities.

(a)             True and complete copies of the audited consolidated balance sheets of STX and its Subsidiaries as at September 30, 2019, September 30, 2018 and September 30, 2017, and the related audited consolidated statements of operations, stockholders’ equity or deficit and cash flows of STX and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of STX’s respective independent auditors (collectively referred to as the “STX Financial Statements”) and the unaudited consolidated balance sheets of STX and its Subsidiaries as at December 31, 2019, and the related consolidated statements of operations, stockholders’ equity or deficit and cash flows of STX and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “STX Interim Financial Statements”), are attached hereto as Section 3.6(a) of the STX Disclosure Letter. Each of the STX Financial Statements and the STX Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of STX and its Subsidiaries; (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of STX and its Subsidiaries, taken as a whole, as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b)            Except (i) as reflected or reserved against in the STX Financial Statements, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2019 (none of which is a liability for breach of contract, tort, misappropriation, or infringement, a claim or lawsuit, or an environmental liability), (iii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, or (iv) for liabilities that, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on STX, none of STX or any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of STX and its Subsidiaries (or in the notes thereto).

(c)             Since January 1, 2017, none of STX’s internal accounting personnel that are responsible for preparing the financial statements of STX and its Subsidiaries (including the STX Financial Statements and the STX Interim Financial Statements), STX’s independent accountants, the STX Board or any committee thereof have identified, or received any written notification of, any “material weakness” or “significant deficiency” in the systems of internal controls utilized by STX and its Subsidiaries. To the Knowledge of STX, there has been no fraud, whether or not material, that involves any management or other employees of STX or any of its Subsidiaries who have a significant role in the internal controls of STX and its Subsidiaries or the preparation of the financial statements of STX and its Subsidiaries (including the STX Financial Statements and the STX Interim Financial Statements).

(d)            None of STX or any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among STX and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, STX or any of its Subsidiaries in STX’s or such Subsidiary’s financial statements.

Section 3.7.        Absence of Certain Changes or Events.

(a)             From September 30, 2019, through the date of this Agreement, other than with respect to or in connection with the transactions contemplated hereby, including the Pre-Closing Class E Subscription, the businesses of each of STX and its Subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice.

(b)            Since September 30, 2019, there have been no Changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on STX.

Section 3.8.        Compliance with Applicable Laws and Permits; Orders. STX and its Subsidiaries hold all material Permits that are required for the operation of the businesses of STX and its Subsidiaries (the “STX Permits”), and all such STX Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval. STX and its Subsidiaries are and, since January 1, 2017, have been in compliance in all material respects with the terms of the STX Permits and all applicable laws, statutes, rules, regulations, binding policies or guidelines promulgated, or Orders entered, by any Governmental Authority (collectively, “Applicable Laws”) applicable to STX and its Subsidiaries or their respective businesses or properties. Neither STX nor any of its Subsidiaries is subject to any outstanding Order of a Governmental Authority that, individually or in the aggregate, would reasonably be expected to (a) be material to STX and its Subsidiaries, taken as a whole, or (b) prevent or materially delay the consummation of any of the transactions contemplated hereby. Neither STX nor any of its Subsidiaries is in material violation of any outstanding Order to which it is subject.

Section 3.9.        Anti-Corruption Laws. Except as, individually or in the aggregate, would not reasonably be expected to be material to STX and its Subsidiaries, taken as a whole, (a) since January 1, 2017, none of STX or its Subsidiaries, nor, to the Knowledge of STX, any director, officer, employee or agent of STX, has directly or indirectly made, offered to make, attempted to make, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any Person, private or public, regardless of what form, whether in money, property or services, in violation of any Anti-Corruption Laws; (b) to the Knowledge of STX, as of the date of this Agreement, neither STX nor any of its Subsidiaries is under internal or Governmental Authority investigation for any material violation of any Anti-Corruption Laws or has received any written notice or other communication from any Governmental Authority regarding a violation of, or failure to comply with, any Anti-Corruption Laws; (c) STX and its Subsidiaries maintain an adequate system or systems of internal controls reasonably designed to ensure compliance with the Anti-Corruption Laws and prevent and detect violations of the Anti-Corruption Laws; and (d) since January 1, 2017, neither STX nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

Section 3.10.     International Trade Laws. Except as, individually or in the aggregate, would not reasonably be expected to be material to STX and its Subsidiaries, taken as a whole, (a) since January 1, 2017, STX and its Subsidiaries have been in compliance with all applicable

International Trade Laws; (b) to the Knowledge of STX, as of the date of this Agreement, neither STX nor any of its Subsidiaries is under internal or Governmental Authority investigation for any material violation of any International Trade Laws or has received any written notice or other communication from any Governmental Authority regarding a violation of, or failure to comply with, any International Trade Laws; (c) since January 1, 2017 to the date of this Agreement, neither STX nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any breach, violation, or conflict with respect to any governmental authorization under International Trade Laws, the substance of which has not been resolved; and (d) since January 1, 2017, neither STX nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged potential violation or liability arising under or relating to any International Trade Laws. Neither STX nor any of its Subsidiaries, and, to the Knowledge of STX, no director, officer or employee thereof, (i) is a Sanctioned Person or (ii) as of the date of this Agreement, has pending or, to the Knowledge of STX, threatened claims against it, him or her with respect to applicable International Trade Laws.

Section 3.11.     Litigation. As of the date hereof, there is no legal, administrative, arbitral or other action, suit, investigation, inquiry, proceeding, complaint, indictment or litigation (each, an “Action”) pending or, to the Knowledge of STX, threatened against or affecting STX or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any Governmental Authority, except as, individually or in the aggregate, would not reasonably be expected to (a) to be material to STX, or (b) prevent or materially delay the consummation of any of the transactions contemplated hereby.

Section 3.12.     Benefit Plans.

(a)             Section 3.12(a) of the STX Disclosure Letter lists each material STX Benefit Plan. With respect to each material STX Benefit Plan, STX has made available, upon request, to Eros complete and accurate copies of (i) such STX Benefit Plan and, to the extent applicable, the most recent summary plan description thereof, (ii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto and (iii) the most recently received Internal Revenue Service (the “IRS”) determination letter or opinion letter, if applicable.

(b)            Except as, individually or in the aggregate, would not reasonably be expected to be material to STX and its Subsidiaries, taken as a whole, (i) each of the STX Benefit Plans has been established, maintained, funded, operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder, (ii) no STX Benefit Plan provides (nor has STX or any of its Affiliates promised to provide) welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of STX or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state or foreign law, (iii) all contributions or other amounts payable by STX or its Subsidiaries as of the Effective Time pursuant to each STX Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP, (iv) neither STX nor any of its

Subsidiaries has engaged in a transaction in connection with which STX or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and (v) there are no pending or, to the Knowledge of STX, threatened or anticipated claims (other than routine claims for benefits), actions, investigations or audits by, on behalf of, against or in relation to, any of the STX Benefit Plans or any trusts related thereto.

(c)             None of STX or any of its Subsidiaries sponsors, maintains, contributes to, is obligated to contribute to, or has any liability or obligation (including on account of their respective ERISA Affiliates) with respect to, a Multiple Employer Plan or Multiemployer Plan (including on account of a complete or partial withdrawal or liability under Section 4202 of ERISA) or any plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code.

(d)            Each of the STX Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and, to the Knowledge of STX, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect, in any material respect, the qualified status of any such plan.

(e)             Except as set forth in Section 3.12(e) of the STX Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (i) the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other individual service provider of STX or any of its Subsidiaries or (ii) result in any limitation on the right of STX or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any STX Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or that could become payable (whether in cash, in property, or in the form of benefits) by STX or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will or can reasonably be expected to be nondeductible to the payor under Section 280G of the Code (or any corresponding provision of state, local or Non-U.S. Tax laws) or result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(f)             Each STX Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been at all relevant times operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(g)            No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from STX or any of its Subsidiaries in the event of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h)            Except as, individually or in the aggregate, would not reasonably be expected to be material to STX and its Subsidiaries, taken as a whole, all STX Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) that are intended to qualify for special tax treatment meet all requirements for such treatment and (iii) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 3.13.     Labor and Employment Matters.

(a)             No employee of STX or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or other labor-related agreement with a labor union, works council, or other labor organization, and, to the Knowledge of STX, there has not since January 1, 2017 been any activity on behalf of any labor union, works council, or other labor organization or similar employee group to organize any employees of STX or any of its Subsidiaries. Except for matters that, individually or in the aggregate, would not reasonably be expected to be material to STX and its Subsidiaries, taken as a whole, (i) there are no (and have not been during the three (3)-year period preceding the date of this Agreement) pending or, to the Knowledge of STX, threatened, strikes, work stoppages, slowdowns or lockouts with respect to any employees of STX or any of its Subsidiaries, and (ii) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of STX, threatened against STX or any of its Subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to be material to STX and its Subsidiaries, taken as a whole, none of STX or any of its Subsidiaries has received written notice during the three (3)-year period preceding the date of this Agreement of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and workers compensation insurance laws to conduct an investigation of STX or any of its Subsidiaries and, to the Knowledge of STX, no such investigation is in progress. Each of STX and its Subsidiaries has satisfied all notice, consultation, bargaining, and consent obligations owed to its employees and its employees’ representatives under Applicable Law or labor Contract.

(b)            Except as, individually or in the aggregate, would not reasonably be expected to be material to STX and its Subsidiaries, taken as a whole, since January 1, 2017, STX and its Subsidiaries have been in compliance with all Applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee and worker classification, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans. Within the three (3)-year period preceding the date of this Agreement, there has been no material written claim (internally or otherwise) by any current or former employee or any current or former independent contractor of STX or any of its Subsidiaries, or by any applicant for employment with STX or its Subsidiaries, that an officer, director, or senior management employee of STX or its Subsidiaries has engaged in sexual harassment or similar misconduct. None of STX or any of its Subsidiaries has entered into any material settlement agreement related to allegations of sexual harassment or misconduct by any officer, director or senior management employee of such entity.

(c)             Within the three (3)-year period preceding the date of this Agreement, (i) neither STX nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with STX or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither STX nor any of its Subsidiaries has engaged in layoffs or employment terminations sufficient in number to trigger any unsatisfied obligations under any similar state, local or foreign Applicable Law.

Section 3.14.     Taxes. Except as would not, individually or in the aggregate, reasonably be expected to be material to STX and its Subsidiaries, taken as a whole:

(a)             (i) All Tax Returns required to be filed by STX and/or any of its Subsidiaries have been timely filed (taking into account any valid extensions), (ii) all such Tax Returns are true, complete and correct in all respects and (iii) all Taxes required to be paid (whether or not such Taxes were shown on any Tax Return) by STX and/or any of its Subsidiaries have been paid in full.

(b)            The Taxes accrued as of December 31, 2019 do not exceed the accruals for current Taxes set forth on the balance sheet as of such date included in the STX Interim Financial Statements, and no Taxes have been incurred since such date other than in the ordinary course of business of STX and its Subsidiaries consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in ordinary course operating results.

(c)             STX and its Subsidiaries have complied with all Applicable Laws pertaining to the withholding of Taxes and the remittance of withheld Taxes.

(d)            There is not in force any waiver or extension of the statute of limitations with respect to, or the period for assessment or collection of, any Taxes relating to STX or any of its Subsidiaries.

(e)             (i) No audits or other administrative or judicial proceedings are pending or threatened in writing with regard to any Taxes or Tax Return of STX or any of its Subsidiaries, and (ii) no Taxing Authority has asserted any claim, assessment or deficiency for Taxes of STX or any of its Subsidiaries that has not been paid in full.

(f)             Neither STX nor any of its Subsidiaries (i) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than (x) any such agreement or arrangement solely between or among STX and/or any of its Subsidiaries or (y) commercial agreements entered into in the ordinary course of business and the primary purpose of which is not related to Taxes), (ii) is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, or a member of a combined, consolidated, unitary or other similar group for state, local or foreign Tax purposes (other than a group the common parent of which is or was STX), (iii) is bound by a closing agreement pursuant to Section 7121 of the Code or other agreement with any Taxing Authority or (iv) has any liability for Taxes of any other Person (including any predecessor, but excluding STX and its Subsidiaries) by operation of Applicable Laws, Contract or otherwise (other than pursuant to commercial agreements entered into in the ordinary course of business and the primary purpose of which is not related to Taxes).

(g)            None of the assets of STX or any of its Subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are described in clause (ii) of the definition of Permitted Liens).

(h)            Within the past two years, neither STX nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intending to qualify for tax-free treatment under Section 355 of the Code.

(i)              Neither STX nor any of its Subsidiaries is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)              Neither STX nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar transaction under any similar provision of state, local or foreign Applicable Law).

(k)            Neither STX nor any Subsidiary of STX has agreed to or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes requested or agreed to by STX or such Subsidiary prior to the Closing (including, without limitation, by reason of Section 481 or 263A of the Code or any similar provisions of state, local or foreign Applicable Laws); (ii) prepaid amount received prior to the Closing (other than in the ordinary course of business); or (iii) installment sale or open transaction made prior to the Closing.

(l)              No claim has been made in writing within the last three (3) years by any Governmental Authority in a jurisdiction in which STX or a Subsidiary of STX does not file a Tax Return to the effect that STX or such Subsidiary was required to pay Taxes or file a Tax Return in such jurisdiction.

(m)           Neither STX nor any of its Subsidiaries is, was or will be required to include any amount in income for a taxable year ending after December 31, 2017 as a result of the application of Section 965 of the Code, nor has STX or any of its Subsidiaries made an election under Section 965(h)(1) of the Code (or any similar or analogous provision of state or local Applicable Law).

Section 3.15.     Intellectual Property.

(a)             Section 3.15(a) of the STX Disclosure Letter sets forth a complete and correct list of all film, television and other audiovisual projects (including any projects that relate to digital media, interactive entertainment, stage productions or live entertainment) in which STX or any of its Subsidiaries holds, or will as of the Closing hold, a material right, title or interest and which is anticipated as of the date of this Agreement to be released within the twelve (12) months following the date of this Agreement, including for each such project: (i) title, (ii) format (e.g., feature film, television series), (iii) scheduled or anticipated release date, (iv) anticipated methods of distribution (e.g., theatrical, streaming/digital service or platform, etc.), (v) current status (e.g., stage of development, pre-production, production, post-production, completion, release, etc.) and (vi) the name of the Subsidiary of STX that is developing, producing, financing or distributing the project or otherwise holds any right, title or interest in and to the project.

(b)            Section 3.15(b) of the STX Disclosure Letter sets forth a complete and correct list of all material Intellectual Property owned by STX or any of its Subsidiaries that is registered, issued or subject to a pending application for registration or issuance.

(c)             No claims are pending or, to the Knowledge of STX, threatened in writing challenging the ownership, use, validity or enforceability of any material Intellectual Property rights of STX or any of its Subsidiaries. STX and its Subsidiaries exclusively own, free and clear of all Liens (except Permitted Liens), or have been granted an enforceable right to use, all material Intellectual Property used in, and necessary for, the conduct of the businesses of STX and its Subsidiaries, as currently conducted, and STX’s and its Subsidiaries’ ownership or use of Intellectual Property in the conduct of such businesses does not infringe, misappropriate, dilute or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated, in any material respect, any of the Intellectual Property rights of any third party. To the Knowledge of STX, the execution and delivery by STX of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) result in the Surviving Corporation or any of its Subsidiaries being obligated to pay any royalties or other amounts to any third party in respect of any Intellectual Property at a rate in excess of that which is payable by STX or such Subsidiary prior to the Closing Date or (ii) give rise to any right of any third party to terminate or otherwise modify any of STX’s or any of its Subsidiaries’ rights or obligations under any agreement under which any right or license of or under material Intellectual Property is granted to or by STX or any of its Subsidiaries.

(d)            To the Knowledge of STX, no third party is infringing, misappropriating, diluting, or otherwise violating in any material respect any Intellectual Property rights of STX or any of its Subsidiaries. STX and its Subsidiaries take and have taken reasonable measures to protect the confidentiality of material Trade Secrets and other material confidential information owned by or provided to them under conditions of confidentiality, including requiring all Persons having access thereto to execute written non-disclosure agreements or otherwise be bound by obligations of confidentiality. To the Knowledge of STX, there has been no unauthorized disclosure of any such material Trade Secrets or material confidential information of or relating to STX or any of its Subsidiaries to any Person. Except as would not, individually or in the aggregate, reasonably be expected to be material to STX and its Subsidiaries, taken as a whole, all current and former employees, agents, officers, founders, consultants and contractors of STX and its Subsidiaries who have been involved in the development of any Intellectual Property for or on behalf of STX or any of its Subsidiaries have executed and delivered valid and enforceable assignment agreements substantially in STX’s standard form (which form has been provided to Eros prior to the date hereof), whereby such individuals (i) irrevocably assigned to STX or its applicable Subsidiary any ownership interest and right they may have in any Intellectual Property created or developed for or delivered to STX or any of its Subsidiaries (or, in the case of any moral rights that are not capable of being assigned, irrevocably waived such moral rights for the benefit of STX) and (ii) acknowledged STX’s exclusive ownership of such Intellectual Property. To the Knowledge of STX, no current or former employee, consultant, or independent contractor of STX or any of its Subsidiaries is in violation of such agreement.

(e)             To the Knowledge of STX, no source code included in the Intellectual Property owned by STX or any of its Subsidiaries has been disclosed, released, made available, or delivered (and no Person has agreed to disclose, release, or deliver such source code under any circumstance) to any third party, and no Person other than STX and its Subsidiaries is in possession of any such source code or has been granted any license or other right with respect therein or thereto. To the Knowledge of STX, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any source code included in the Intellectual Property owned by STX or any of its Subsidiaries be disclosed, licensed, released, made available, or delivered to any third party.

Section 3.16.     Information Technology; Data Protection.

(a)             The IT Assets of STX and its Subsidiaries are adequate for the conduct of the respective businesses of STX and its Subsidiaries as currently conducted, and currently anticipated to be conducted. Since January 1, 2017, to the Knowledge of STX, there have not been, and there are no known vulnerabilities or defects that would reasonably be expected to result in, any security breaches, unauthorized access, failures or unplanned outages or other adverse integrity or security access incidents affecting the IT Assets of STX or its Subsidiaries or any other Persons to the extent used by or on behalf of STX or its Subsidiaries (or, in each case, information and transactions stored or contained therein or transmitted thereby), in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to STX and its Subsidiaries, taken as a whole.

(b)            Except as individually or in the aggregate would not reasonably be expected to be material to STX and its Subsidiaries, taken as a whole, STX and its Subsidiaries (a) are and have been since January 1, 2017 in compliance with all Applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection and the collection, retention, protection, transfer, use and Processing of Personal Data (including Payment Card Industry Data Security Standard (PCI DSS)) (“Data Security Requirements”) and (b) have implemented and maintained a data security plan with commercially reasonable administrative, technical and physical safeguards to protect Personal Data against unauthorized access, use, loss and damage. To the Knowledge of STX, since January 1, 2017, there has been no unauthorized access to, or use, misuse or loss of, or damage to, any Personal Data maintained by or on behalf of STX or any of its Subsidiaries. Neither STX nor any of its Subsidiaries has received any written notice alleging any violation or failure to comply with any Data Security Requirements, nor is it aware of any reasonable basis for such a claim.

Section 3.17.     Material Contracts.

(a)             Except for this Agreement or any STX Benefit Plan listed on Section 3.12(a) of the STX Disclosure Letter, as of the date of this Agreement, neither STX nor any of its Subsidiaries is a party to or bound by any Contract (all Contracts of the types described in the following clauses (i) through (x), collectively, the “STX Material Contracts”):

(i)              that contains any non-competition provision or other agreement or obligation that materially restricts the manner in which the businesses of STX and its Subsidiaries are conducted (other than standard employee non-solicitation restrictions) or, after the Effective Time, would materially restrict the ability of Eros or any of its Subsidiaries to engage in any line of business or in any geographic region;

(ii)            that obligates STX or any of its Subsidiaries, or will obligate Eros or any of its Subsidiaries after the Effective Time, to conduct business with any third party on a preferential or exclusive basis or contains “most favored nation” or similar provisions (other than such contracts which are terminable by STX or any of its Subsidiaries on ninety (90) days’ or less notice without any required material payment or penalty or other material conditions, other than the condition of notice);

(iii)          (A) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement or commitment that provides for or relates to any indebtedness of STX or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, in each case, other than (x) accounts receivables and payables, (y) loans by STX to direct or indirect wholly owned Subsidiaries of STX and (z) advances to employees for travel and business expenses, in each case of clauses (x) through (z), in the ordinary course of business, or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by STX or any of its Subsidiaries of, or any similar commitment by STX or any of its Subsidiaries, with respect to, the obligations, liabilities or indebtedness of any other Person;

(iv)          for any joint venture, partnership or similar arrangement;

(v)            that is a material broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing or advertising contract;

(vi)          that provides for the receipt or provision by STX or any of its Subsidiaries of products or services in an amount or having a value in excess of $5,000,000 in the twelve (12) month period prior to and including the date hereof or any twelve (12) month period following the date hereof (including any such Contract that involves the financing, development, production, exhibition or distribution of feature films, television programs or other content (including with respect to any copyrights or other Intellectual Property therein));

(vii)        that is a (A) settlement agreement or (B) consent or similar agreement with a Governmental Authority, in each case that contains any material continuing obligations of STX or any of its Subsidiaries (other than non-disclosure, non-disparagement or similar obligations);

(viii)      that relates to the acquisition or disposition of any Person, business or material asset (other than the acquisition of equipment or products in the ordinary course of business) and under which STX or its Subsidiaries have (A) a material continuing indemnification obligation or (B) material “earn-out” or similar contingent payment obligations; or

(ix)          that is a collective bargaining agreement or Contract with any labor union, works council, or other labor organization respecting labor matters.

(b)            Each STX Material Contract is valid and binding on STX (or, to the extent a Subsidiary of STX is a party, such Subsidiary) and is in full force and effect (subject to the Enforceability Exceptions), and STX and each of its Subsidiaries have performed all obligations required to be performed by them to date under each STX Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to be material to STX and its Subsidiaries, taken as a whole. Neither STX nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation or default (nor, to the Knowledge of STX, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default) under any STX Material Contract, in each case that, individually or in the aggregate, would reasonably be expected to be material to STX and its Subsidiaries, taken as a whole. To the Knowledge of STX, no other party to any STX Material Contract is in breach of or default under the terms of any STX Material Contract where such default would reasonably be expected to be, individually or in the aggregate, material to STX and its Subsidiaries, taken as a whole.

Section 3.18.     Environmental Protection. Except as, individually or in the aggregate, would not reasonably be expected to be material to STX and its Subsidiaries, taken as a whole, (a) STX and each of its Subsidiaries are and have been since January 1, 2017 in compliance with all applicable Environmental Laws, and neither STX nor any of its Subsidiaries has received any written communication from any Person or Governmental Authority that alleges that STX or any of its Subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws, (b) STX and each of its Subsidiaries has obtained all environmental, health and safety Permits (“Environmental Permits”) required or necessary for, pursuant to applicable Environmental Law, the construction and operation of their facilities and the conduct of their business and operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and STX and its Subsidiaries are and since January 1, 2017 have been in compliance with all terms and conditions of the Environmental Permits, (c) as of the date hereof, there are no Actions under any Environmental Laws pending or, to the Knowledge of STX, threatened in writing against STX or any of its Subsidiaries and (d) there has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Action under any Environmental Laws against STX or any of its Subsidiaries, or for which STX or any of its Subsidiaries has or may have retained or assumed liability, either contractually or by operation of law.

Section 3.19.     Real Property. None of STX or any of its Subsidiaries owns any real property. Except as, individually or in the aggregate, would not reasonably be expected to be material to STX and its Subsidiaries, taken as a whole, (a) STX and each of its Subsidiaries has good and valid leasehold title to all of the STX Leased Real Property pursuant to Leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, and (b) with respect to all such STX Leased Real Property, STX and each of its Subsidiaries is in compliance with all material terms and conditions of each Lease therefor, and neither STX nor any of its Subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

Section 3.20.     Insurance. Section 3.20 of the STX Disclosure Letter sets forth, as of the date hereof, a true and complete list of all policies of insurance maintained by STX and its Subsidiaries covering STX and its Subsidiaries and their respective businesses, assets and properties (excluding insurance policies relating to STX Benefit Plans). Such policies provide insurance coverage adequate to comply in all material respects with all Applicable Laws and STX Material Contracts and are in full force and effect, and none of STX or any of its Subsidiaries has received written notice of cancellation of any such policy, is in default thereunder or has filed to timely pay all premiums due with respect thereto.

Section 3.21.     Affiliate Transactions. Except for the STX Benefit Plans or as set forth on Section 3.21 of the STX Disclosure Letter, there are no, and since January 1, 2017 there have been no, Contracts or transactions between STX or any of its Subsidiaries, on the one hand, and any Related Party of STX or any of its Subsidiaries (other than STX or any of its other Subsidiaries) or other Person(s), on the other hand, of a nature that would be required to be disclosed under Item 404 of Regulation S-K of the SEC.

Section 3.22.     Brokers. Except for fees payable to PJT Partners, Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of STX or any of its Subsidiaries.

Section 3.23.     Sufficiency. STX or a Subsidiary of STX either has or will, as of the Closing, have good and valid title to or a valid leasehold interest in or valid license to, in each case free and clear of any Lien (other than Permitted Liens), all material assets, properties and rights, real, personal or mixed, tangible or intangible, including all rights and benefits under the STX Material Contracts, sufficient to conduct the business of STX and its Subsidiaries as currently conducted.

Section 3.24.     No Other Representations.

(a)             Except for the representations and warranties made in this Article III or any certificate delivered pursuant to this Agreement, neither STX nor any other Person makes any express or implied representation or warranty with respect to STX or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and STX hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article III or any certificate delivered pursuant to this Agreement, neither STX nor any other Person makes or has made any representation or warranty to Eros, its Subsidiaries or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or similar prospective information relating to STX or any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made in this Article III or any certificate delivered pursuant to this Agreement, any oral or written information presented or made available (including in any “data room”) to the Eros Parties, their Subsidiaries or any of their respective Affiliates or Representatives in the course of their due diligence investigation of STX, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)            Notwithstanding anything contained in this Agreement to the contrary, STX acknowledges and agrees that none of Eros, England Holdings 2, Merger Sub or any other Person has made or is making, and STX expressly disclaims reliance upon, any representations, warranties or statements relating to Eros or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Eros in Article IV or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Eros, England Holdings 2 or Merger Sub furnished or made available to STX or any of its Representatives. Without limiting the generality of the foregoing, STX acknowledges that, except as expressly provided in Article IV or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or similar prospective information that may have been made available to STX or any of its Representatives.

Article IV
REPRESENTATIONS AND WARRANTIES OF EROS, ENGLAND HOLDINGS 2 AND MERGER SUB

Except as set forth in any Form 20-F or Form 6-K filed with the SEC since January 1, 2017 and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “Eros Filed SEC Documents”) (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are cautionary, predictive or forward-looking in nature) (provided that it is understood that any matter disclosed in any Eros Filed SEC Document shall not be deemed to be disclosed for purposes of, or to modify or qualify, Section 4.3(b) and Section 4.7(b)) or as disclosed in the disclosure letter delivered by Eros and England Holdings 2 to STX upon the execution of this Agreement (the “Eros Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Eros, England Holdings 2 and Merger Sub, jointly and severally, represent and warrant to STX as of the date hereof and, on the occurrence of the Closing, as of the Closing Date, as follows:

Section 4.1.       Organization, Standing and Corporate Power. Each of the Eros Parties and their respective Subsidiaries is a company limited by shares, corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Eros Parties. Each of Eros, England Holdings 2 and their respective Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Eros Parties. True and complete copies of the Memorandum of Association of Eros, the Eros Articles of Association, in each case as amended through, and as in effect as of, the date of this Agreement, have been filed prior to the date of this Agreement with the Eros Filed SEC Documents and the England Holdings 2 Certificate of Incorporation and the Bylaws of England Holdings 2, in each case as amended through, and as in effect as of, the date of this Agreement have been made available to STX. The Eros Board has not laid down any regulations not included in the Eros Articles of Association as permitted under Article 21.3 of the Eros Articles of Association.

Section 4.2.        Authority. Each of the Eros Parties has all requisite corporate and authority to enter into this Agreement and each of the Related Documents to which it is or will be a party and, subject to receipt of the Eros Transaction Shareholder Approval (which is to occur by execution of the Eros Shareholders Consent concurrently with the execution and delivery of this Agreement) and the England Holdings 2 Requisite Shareholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Related Documents to which it is or will be a party and the consummation by each of the Eros Parties of the transactions contemplated hereby and thereby have been duly authorized by each of the Eros Board, the board of directors of England Holdings 2 and the sole member of Merger Sub. Other than (a) (i) with respect to the issuance of Eros A Ordinary Shares pursuant to the CVRs in connection with the Merger (the “Eros Share Issuance”), the affirmative vote by show of hands at a general meeting of a majority of those shareholders of Eros who vote on such resolution at such general meeting or, if a poll vote is demanded at such general meeting, the affirmative vote by a majority of the voting power of the Eros Ordinary Shares represented by the votes cast at such meeting, or if acting by written resolution, a written resolution consented to in writing by shareholders of Eros holding in excess of fifty percent (50%) of the rights to vote on such resolution conferred on such shareholders according to the rights attached to the Eros Ordinary Shares held (the “Eros Transaction Shareholder Approval”), and (ii) with respect to approval of the Amended Eros Articles of Association, the affirmative vote of a majority of not less than three-fourths of such shareholders of Eros as, being entitled so to do, vote in person or by proxy at the general meeting at which such resolution is proposed or, if acting by written resolution, a written resolution consented to in writing by shareholders of Eros holding in excess of seventy-five percent (75%) of the rights to vote on such resolution conferred on such shareholders according to the rights attached to the Eros Ordinary Shares held (the “Eros Articles Shareholder Approval” and together with the Eros Transaction Shareholder Approval, the “Eros Requisite Shareholder Approval”), and (b) the approval by England Holdings 2 as the sole member of Merger Sub (the “England Holdings 2 Requisite Shareholder Approval”) and the approval by the board of directors of England Holdings 2, no other corporate or other organizational proceedings on the part of any Eros Party are necessary to authorize the execution, delivery or performance of this Agreement and each of the Related Documents to which it is or will be a party or to consummate the transactions contemplated hereby and thereby. The Eros Shareholders Consent provides that it will be irrevocable upon delivery. Each of the Eros Requisite Shareholder Approval and England Holdings 2 Requisite Shareholder Approval is the only vote of the holders of any securities of Eros or England Holdings 2 or any of their respective Subsidiaries necessary to adopt and approve this Agreement, and each of the Related Documents to which it is or will be a party, the Merger, the Eros Share Issuance, the Amended Eros Articles of Association and the other transactions contemplated hereby and thereby, and the execution of the Eros Shareholders Consent and the England Holdings 2 Requisite Shareholder Approval will constitute such adoption and approval other than with respect to the Amended Eros Articles of Association. This Agreement has been duly executed and delivered, and upon its execution and deliver and each of the Related Documents to which it is or will be a party, in each case by the Eros Parties and Merger Sub, assuming the due authorization, execution and delivery of this Agreement and each of the Related Documents to which it is or will be a party by STX, constitutes the legal, valid and binding obligation of the Eros Parties, enforceable against the Eros Parties in accordance with its terms, except for the Enforceability Exceptions.

Section 4.3.        No Conflict; Required Filings and Consents.

(a)             The execution and delivery of this Agreement and each of the Related Documents to which any Eros Party is or will be a party, does not, and the consummation of the transactions contemplated hereby and thereby shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Eros Parties or any of their respective Subsidiaries under, (i) subject to receipt of the Eros Transaction Shareholder Approval and England Holdings 2 Requisite Shareholder Approval, the Memorandum of Association of Eros or Eros Articles of Association, the England Holdings 2 Certificate of Incorporation, the Bylaws of England Holdings 2 or the comparable organizational documents of any of their respective Subsidiaries, (ii) any Contract or Permit to which an Eros Party or any of its Subsidiaries is a party or by which an Eros Party, any of its Subsidiaries or their respective properties or assets is or may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to an Eros Party or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (i) (only with respect to the organizational documents of an Eros Party’s Subsidiaries), (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on the Eros Parties or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(b)            No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Eros Parties or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement or and each of the Related Documents to which it is or will be a party by the Eros Parties or the consummation by the Eros Parties of the transactions contemplated hereby or thereby, except for (i) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws, (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states or jurisdictions in which the Eros Parties or their respective Subsidiaries are qualified to do business, (iv) such filings with and approvals of the NYSE to permit the Eros A Ordinary Shares that are to be issued pursuant to the CVRs to be listed on the NYSE and (v) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on the Eros Parties or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.

Section 4.4.        Capital Structure.

(a)             The authorized share capital of Eros consists of £60,000,000 divided into 200,000,000 shares designated as either A Ordinary Shares, par value £0.30 per share (the “Eros A Ordinary Shares”) or B Ordinary Shares, par value £0.30 per share (the “Eros B Ordinary Shares” and, together with the Eros A Ordinary Shares, the “Eros Ordinary Shares”). At the close of business on April 16, 2020 (the “Eros Measurement Date”), (i) 137,167,377 Eros A Ordinary Shares were issued and outstanding (for the avoidance of doubt, excluding Eros Ordinary Shares held by Eros in its treasury); (ii) 19,899,085 Eros B Ordinary Shares were issued and outstanding (for the avoidance of doubt, excluding Eros Ordinary Shares held by Eros in its treasury); (iii) no Eros Ordinary Shares were held by Eros in its treasury; (iv) 2,499,098 Eros A Ordinary Shares were subject to issuance pursuant to Eros Options; and (v) 8,334,930 Eros A Ordinary Shares were subject to issuance pursuant to Eros RSU Awards.

(b)            Eros has made available to STX a true and complete schedule, for each outstanding Eros Option and Eros RSU Award, as of the Eros Measurement Date, the name of the holder, the type of award, whether such holder is an employee of Eros, the number and type of Eros Ordinary Shares issuable upon the exercise or settlement of such Eros Equity Award (as applicable), the date of grant, the expiration date (if any), the exercise price (if any), the vesting schedule, including the extent vested to date and whether such vesting is subject to acceleration as a result of the Merger, and for any Eros Option, whether such Eros Option is a nonstatutory option or qualifies as an incentive stock option as defined in Section 422 of the Code and whether (and to what extent) any such Eros Option is or has ever been subject to Section 409A (whether or not subsequently amended to comply with or to be exempt from the requirements of Section 409A). True and complete copies of the forms of all Contracts and instruments relating to any Eros Equity Awards have been made available to Eros prior to the date hereof.

(c)             All outstanding Eros Ordinary Shares are, and all Eros Ordinary Shares that may be issued prior to the Effective Time as expressly permitted by Section 5.3 of this Agreement shall be, when issued, duly authorized, validly issued, fully paid and not subject to preemptive rights. Except as set forth in Section 4.4(a), as or as contemplated by Eros Articles of Association, and except for issuances of Eros Ordinary Shares pursuant to Eros Equity Awards outstanding on the date hereof or the Eros Convertible Notes or Eros Equity Facility, in each case, in accordance with their present terms or as expressly permitted by Section 5.2, (i) there are not issued or outstanding (A) any shares of capital stock or other voting or equity securities or interests of Eros, (B) any securities or interests of Eros or any of its Subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting or equity securities or interests of Eros or (C) any warrants, calls, options, preemptive rights, subscriptions or other rights to acquire from Eros or any of its Subsidiaries, or obligations of Eros or any of its Subsidiaries to issue, any capital stock, voting or equity securities or interests or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of Eros, and (ii) there are no outstanding obligations of Eros or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests of Eros.

(d)            Except for the Eros Support Agreement, the Eros Investors’ Rights Agreement, as contemplated by the Eros Articles of Association or as set forth in Section 4.4(c) of the Eros Disclosure Letter, (i) there are no stockholder agreements or voting trusts or other agreements or understandings to which Eros is a party with respect to the voting, or restricting the transfer, of the capital stock or other equity interest of Eros and (ii) Eros has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. No Eros Ordinary Shares are held by any Subsidiary of Eros. Except for the Eros Convertible Notes, Eros does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Eros on any matter.

(e)             There is no shareholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Eros or any of its Subsidiaries is subject, party or otherwise bound.

Section 4.5.        Subsidiaries.

(a)             Except for the Subsidiaries listed in Section 4.5(a) of the Eros Disclosure Letter, neither Eros nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person. Section 4.5(a) of the Eros Disclosure Letter sets forth, for each Subsidiary of Eros, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests and the record and beneficial holders of its outstanding capital stock or other equity or ownership interests. Except as would not reasonably be expected to be, individually or in the aggregate, material to Eros and its Subsidiaries, taken as a whole, all outstanding shares of capital stock or other voting or equity securities or interests of each such Subsidiary have been validly issued and are fully paid and nonassessable (to the extent such concept is applicable in the relevant jurisdiction).

(b)            Except as would not reasonably be expected to be, individually or in the aggregate, material to Eros and its Subsidiaries, taken as a whole, there are no outstanding (i) securities of Eros or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting or equity securities or interests in any of its Subsidiaries or (ii) warrants, calls, options or other rights to acquire from Eros or any of its Subsidiaries, or any obligation of Eros or any of its Subsidiaries to issue, any capital stock or other voting or equity securities or interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or voting or equity securities or interests in, any Subsidiary of Eros.

Section 4.6.        SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)             Since January 1, 2017, Eros has, in all material respects, filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC (such documents and any other documents filed or furnished by Eros with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Eros SEC Documents”). As of their respective dates or, if supplemented, modified or amended prior to the date of this Agreement, as of the date of the most recent supplement, modification or amendment, the Eros SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Eros SEC Documents, and none of the Eros SEC Documents when filed (or, if supplemented, modified or amended prior to the date of this Agreement, when most recently so supplemented, modified or amended) and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Eros SEC Documents, and, to the Knowledge of Eros, none of the Eros SEC Documents is the subject of any outstanding SEC comment or investigation. No Subsidiary of Eros is, or has since January 1, 2017 been, required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(b)            The consolidated financial statements (including all related notes and schedules) of Eros and its Subsidiaries included in the Eros SEC Documents or attached hereto as Section 4.6(b) of the Eros Disclosure Letter (the “Eros Financial Statements”) were prepared in accordance with International Financial Reporting Standards (“IFRS”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Eros and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(c)             Except (i) as reflected or reserved against in the Eros Financial Statements, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2019 (none of which is a liability for breach of contract, tort, misappropriation, or infringement, a claim or lawsuit, or an environmental liability), (iii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, or (iv) for liabilities that, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Eros and its Subsidiaries, taken as a whole, neither Eros nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required by IFRS to be reflected on a consolidated balance sheet of Eros and its Subsidiaries (or in the notes thereto).

(d)            Since January 1, 2017, none of the Eros’s internal accounting personnel that are responsible for preparing the financial statements of Eros and its Subsidiaries (including the Eros Financial Statements), Eros’s independent accountants, the Eros Board or any committee thereof or the board of directors of England Holdings 2 have identified, or received any written notification of, any “material weakness” or “significant deficiency” in the systems of internal controls utilized by Eros and its Subsidiaries. To the Knowledge of Eros, there has been no fraud, whether or not material, that involves management or other employees of Eros and its Subsidiaries who have a significant role in the internal controls of Eros and its Subsidiaries or the preparation of the financial statements of Eros and its Subsidiaries (including the Eros Financial Statements).

(e)             Neither Eros nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among any Eros and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Eros or any of its Subsidiaries in Eros’s or such Subsidiary’s financial statements.

Section 4.7.        Absence of Certain Changes or Events.

(a)             From September 30, 2019, through the date of this Agreement, other than with respect to or in connection with the transactions contemplated hereby, the businesses of Eros and its Subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice.

(b)            Since September 30, 2019, there have been no Changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Eros.

Section 4.8.        Compliance with Applicable Laws and Permits; Orders. Eros and its Subsidiaries hold all material Permits that are required for the operation of the businesses of Eros and its Subsidiaries (the “Eros Permits”), and all such Eros Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval. Eros and its Subsidiaries are and, since January 1, 2017, have been in compliance in all material respects with the terms of the Eros Permits and all Applicable Laws applicable to Eros and its Subsidiaries or their respective businesses or properties. Neither Eros nor any of its Subsidiaries is subject to any outstanding Order of a Governmental Authority that, individually or in the aggregate, would reasonably be expected to (a) be material to Eros and its Subsidiaries, taken as a whole, or (b) prevent or materially delay the consummation of any of the transactions contemplated hereby. Neither Eros nor any of its Subsidiaries is in material violation of any outstanding Order to which it is subject.

Section 4.9.        Anti-Corruption Laws. Except as, individually or in the aggregate, would not reasonably be expected to be material to Eros and its Subsidiaries, taken as a whole, (a) since January 1, 2017, none of Eros or its Subsidiaries, nor, to the Knowledge of Eros, any director, officer, employee or agent of Eros, has directly or indirectly made, offered to make, attempted to make, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any Person, private or public, regardless of what form, whether in money, property or services, in violation of any Anti-Corruption Laws; (b) to the Knowledge of Eros, as of the date of this Agreement, neither Eros nor any of its Subsidiaries is under internal or Governmental Authority investigation for any material violation of any Anti-Corruption Laws or has received any written notice or other communication from any Governmental Authority regarding a violation of, or failure to comply with, any Anti-Corruption Laws; (c) Eros and its Subsidiaries maintain an adequate system or systems of internal controls reasonably designed to ensure compliance with the Anti-Corruption Laws and prevent and detect violations of the Anti-Corruption Laws; and (d) since January 1, 2017, neither Eros nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

Section 4.10.     International Trade Laws. Except as, individually or in the aggregate, would not reasonably be expected to be material to Eros and its Subsidiaries, taken as a whole, (a) since January 1, 2017, Eros and its Subsidiaries have been in compliance with all applicable International Trade Laws; (b) to the Knowledge of Eros, as of the date of this Agreement, neither Eros nor any of its Subsidiaries is under internal or Governmental Authority investigation for any material violation of any International Trade Laws or has received any written notice or other communication from any Governmental Authority regarding a violation of, or failure to comply with, any International Trade Laws; (c) since January 1, 2017 to the date of this Agreement, neither Eros nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any breach, violation, or conflict with respect to any governmental authorization under International Trade Laws, the substance of which has not been resolved; and (d) since January 1, 2017, neither Eros nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged potential violation or liability arising under or relating to any International Trade Laws. Neither Eros nor any of its Subsidiaries, and, to the Knowledge of Eros, no director, officer or employee thereof, (i) is a Sanctioned Person or (ii) as of the date of this Agreement, has pending or, to the Knowledge of Eros, threatened claims against it, him or her with respect to applicable International Trade Laws.

Section 4.11.     Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of the Eros Parties, threatened against or affecting any of the Eros Parties or their respective Subsidiaries or any of their respective properties or any of their respective officers or directors before any Governmental Authority, except as, individually or in the aggregate, would not reasonably be expected to (a) to be material to the Eros Parties and their respective Subsidiaries, taken as a whole, or (b) prevent or materially delay the consummation of any of the transactions contemplated hereby.

Section 4.12.     Benefit Plans.

(a)             Eros’s Annual Report on Form 20-F filed with the SEC on August 14, 2019 lists each material Eros Benefit Plan. With respect to each material Eros Benefit Plan, Eros has made available, upon request, to STX complete and accurate copies of (i) such Eros Benefit Plan and, to the extent applicable, the most recent summary plan description thereof, (ii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto and (iii) the most recently received IRS determination letter or opinion letter, if applicable.

(b)            Except as, individually or in the aggregate, would not reasonably be expected to be material to Eros and its Subsidiaries, taken as a whole, (i) each of the Eros Benefit Plans has been established, maintained, funded, operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder, (ii) no Eros Benefit Plan provides (nor has Eros or any of its Affiliates promised to provide) welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Eros or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA, or comparable U.S. state or foreign law, (iii) all contributions or other amounts payable by Eros or its Subsidiaries as of the Effective Time pursuant to each Eros Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP, (iv) neither Eros nor any of its Subsidiaries has engaged in a transaction in connection with which Eros or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and (v) there are no pending or, to the Knowledge of Eros, threatened or anticipated claims (other than routine claims for benefits), actions, investigations or audits by, on behalf of, against any or in relation to, any of the Eros Benefit Plans or any trusts related thereto.

(c)             None of Eros or any of its Subsidiaries sponsors, maintains, contributes to, is obligated to contribute to, or has any liability or obligation (including on account of an ERISA Affiliate) with respect to, a Multiple Employer Plan or Multiemployer Plan (including on account of a complete or partial withdrawal or liability under Section 4202 of ERISA) or any plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code.

(d)            Each of the Eros Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification, and, to the Knowledge of Eros, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect, in any material respect, the qualified status of any such plan.

(e)             Except as set forth in Section 4.12(e) of the Eros Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (i) the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other individual service provider of Eros or any of its Subsidiaries or (ii) result in any limitation on the right of Eros or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Eros Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or that could become payable (whether in cash, in property, or in the form of benefits) by Eros or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will or can reasonably be expected to be nondeductible to the payor under Section 280G of the Code (or any corresponding provision of state, local or Non-U.S. Tax laws) or result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(f)             Each Eros Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been at all relevant times operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(g)            No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from Eros or any of its Subsidiaries in the event of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h)            Except as, individually or in the aggregate, would not reasonably be expected to be material to Eros and its Subsidiaries, taken as a whole, all Eros Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) that are intended to qualify for special tax treatment meet all requirements for such treatment and (iii) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 4.13.     Labor and Employment Matters.

(a)             No employee of Eros or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or other labor-related agreement with a labor union, works council, or other labor organization, and, to the Knowledge of Eros, there has not since January 1, 2017 been any activity on behalf of any labor union, works council, or other labor organization or similar employee group to organize any employees of Eros or any of its

Subsidiaries. Except for matters that, individually or in the aggregate, would not reasonably be expected to be material to Eros and its Subsidiaries, taken as a whole, (i) there are no (and have not been during the three (3)-year period preceding the date of this Agreement) pending or, to the Knowledge of Eros, threatened, strikes, work stoppages, slowdowns or lockouts with respect to any employees of Eros or any of its Subsidiaries, and (ii) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Eros, threatened against Eros or any of its Subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to be material to Eros and its Subsidiaries, taken as a whole, neither Eros nor any of its Subsidiaries has received written notice during the three (3)-year period preceding the date of this Agreement of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and workers compensation insurance laws to conduct an investigation of Eros or any of its Subsidiaries and, to the Knowledge of Eros, no such investigation is in progress. Eros and each of its Subsidiaries has satisfied all notice, consultation, bargaining, and consent obligations owed to its employees and its employees’ representatives under Applicable Law or labor Contract.

(b)            Except as, individually or in the aggregate, would not reasonably be expected to be material to Eros and its Subsidiaries, taken as a whole, since January 1, 2017, the Eros Parties and their respective Subsidiaries have been in compliance with all Applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee and worker classification, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans. Within the three (3)-year period preceding the date of this Agreement, there has been no material written claim (internally or otherwise) by any current or former employee or any current or former independent contractor of an Eros Party or any of its Subsidiaries, or by any applicant for employment with an Eros Party or its Subsidiaries, that an officer, director, or senior management employee of an Eros Party or its Subsidiaries has engaged in sexual harassment or similar misconduct. Neither of the Eros Parties nor any of their respective Subsidiaries has entered into any material settlement agreement related to allegations of sexual harassment or misconduct by any officer, director or senior management employee of such entity.

(c)             Within the three (3)-year period preceding the date of this Agreement, (i) neither of the Eros Parties nor any of their respective Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Eros Parties or any of their respective Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither of the Eros Parties nor any of their Subsidiaries has engaged in layoffs or employment terminations sufficient in number to trigger any unsatisfied obligations under any similar state, local or foreign Applicable Law.

Section 4.14.     Taxes. Except as would not, individually or in the aggregate, reasonably be expected to be material to Eros and its Subsidiaries, taken as a whole:

(a)             (i) All Tax Returns required to be filed by Eros and/or any of its Subsidiaries have been timely filed (taking into account any valid extensions), (ii) all such Tax Returns are true, complete and correct in all respects and (iii) all Taxes required to be paid (whether or not such Taxes were shown on any Tax Return) by Eros and/or any of its Subsidiaries have been paid in full.

(b)            The Taxes accrued as of December 31, 2019 do not exceed the accruals for current Taxes set forth on the balance sheet as of such date included in the Eros Financial Statements, and no Taxes have been incurred since such date other than in the ordinary course of business of Eros and its Subsidiaries consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in ordinary course operating results.

(c)             Eros and its Subsidiaries have complied with all Applicable Laws pertaining to the withholding of Taxes and the remittance of withheld Taxes.

(d)            There is not in force any waiver or extension of the statute of limitations with respect to, or the period for assessment or collection of, any Taxes relating to Eros or any of its Subsidiaries.

(e)             (i) No audits or other administrative or judicial proceedings are pending or threatened in writing with regard to any Taxes or Tax Return of Eros or any of its Subsidiaries, and (ii) no Taxing Authority has asserted any claim, assessment or deficiency for Taxes of Eros or any of its Subsidiaries that has not been paid in full.

(f)             Neither Eros nor any of its Subsidiaries (i) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than (x) any such agreement or arrangement solely between or among Eros and/or any of its Subsidiaries or (y) commercial agreements entered into in the ordinary course of business and the primary purpose of which is not related to Taxes), (ii) is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, or a member of a combined, consolidated, unitary or other similar group for state, local or foreign Tax purposes (other than a group the common parent of which is or was Eros), (iii) is bound by a closing agreement pursuant to Section 7121 of the Code or other agreement with any Taxing Authority or (iv) has any liability for Taxes of any other Person (including any predecessor, but excluding Eros and its Subsidiaries) by operation of Applicable Laws, Contract or otherwise (other than pursuant to commercial agreements entered into in the ordinary course of business and the primary purpose of which is not related to Taxes).

(g)            None of the assets of Eros or any of its Subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are described in clause (ii) of the definition of Permitted Liens).

(h)            Within the past two years, neither Eros nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intending to qualify for tax-free treatment under Section 355 of the Code.

(i)              Neither Eros nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar transaction under any similar provision of state, local or foreign Applicable Law).

(j)              Neither Eros nor any Subsidiary of Eros has agreed to or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes requested or agreed to by Eros or such Subsidiary prior to the Closing (including, without limitation, by reason of Section 481 or 263A of the Code or any similar provisions of state, local or foreign Applicable Laws); (ii) prepaid amount received prior to the Closing (other than in the ordinary course of business); or (iii) installment sale or open transaction made prior to the Closing.

(k)            No claim has been made in writing within the last three (3) years by any Governmental Authority in a jurisdiction in which Eros or a Subsidiary of Eros does not file a Tax Return to the effect that Eros or such Subsidiary was required to pay Taxes or file a Tax Return in such jurisdiction.

Section 4.15.     Intellectual Property.

(a)             Section 4.15(a) of the Eros Disclosure Letter sets forth a complete and correct list of all film, television and other audiovisual projects (including any projects that relate to digital media, interactive entertainment, stage productions or live entertainment) in which Eros or any of its Subsidiaries holds a material right, title or interest and which is anticipated as of the date of this Agreement to be released within the twelve (12) months following the date of this Agreement, including for each such project: (i) title, (ii) format (e.g., feature film, television series), (iii) scheduled or anticipated release date, (iv) anticipated methods of distribution (e.g., theatrical, streaming/digital service or platform, etc.), (v) current status (e.g., stage of development, pre-production, production, post-production, completion, release, etc.) and (vi) the name of the Subsidiary of Eros that is developing, producing, financing or distributing the project or otherwise holds any right, title or interest in and to the project.

(b)            Section 4.15(b) of the Eros Disclosure Letter sets forth a complete and correct list of all material Intellectual Property owned by Eros or any of its Subsidiaries that is registered, issued or subject to a pending application for registration or issuance.

(c)             No claims are pending or, to the Knowledge of Eros, threatened in writing challenging the ownership, use, validity or enforceability of any material Intellectual Property rights of Eros or any of its Subsidiaries. Eros and its Subsidiaries exclusively own, free and clear of all Liens (except Permitted Liens), or have been granted an enforceable right to use, all material Intellectual Property used in, and necessary for, the conduct of their businesses, as currently conducted, and Eros’s and its Subsidiaries’ ownership or use of Intellectual Property in the conduct of its businesses does not infringe, misappropriate, dilute or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated, in any material respect, any of the Intellectual Property rights of any third party. To the Knowledge of Eros, the execution and delivery by Eros of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) result in the Surviving Corporation or any of its Subsidiaries being obligated to pay any royalties or other amounts to any third party in respect of any Intellectual Property at a rate in excess of that which is payable by Eros or such Subsidiary prior to the Closing Date or (ii) give rise to any right of any third party to terminate or otherwise modify any of Eros’s or any of its Subsidiaries’ rights or obligations under any agreement under which any right or license of or under material Intellectual Property is granted to or by Eros or any of its Subsidiaries.

(d)            To the Knowledge of Eros, no third party is infringing, misappropriating, diluting, or otherwise violating in any material respect any Intellectual Property rights of Eros or any of its Subsidiaries. Eros and its Subsidiaries take and have taken reasonable measures to protect the confidentiality of material Trade Secrets and other material confidential information owned by or provided to them under conditions of confidentiality, including requiring all Persons having access thereto to execute written non-disclosure agreements or otherwise be bound by obligations of confidentiality. To the Knowledge of Eros, there has been no unauthorized disclosure of any such material Trade Secrets or material confidential information of or relating to Eros or any of its Subsidiaries to any Person. Except as would not, individually or in the aggregate, reasonably be expected to be material to Eros and its Subsidiaries, taken as a whole, all current and former employees, agents, officers, founders, consultants and contractors of Eros and any of its Subsidiaries who have been involved in the development of any Intellectual Property for or on behalf of Eros or any of its Subsidiaries have executed and delivered valid and enforceable assignment agreements substantially in Eros’s standard form (which form has been provided to STX prior to the date hereof), whereby such individuals (i) irrevocably assigned to Eros or its applicable Subsidiary any ownership interest and right they may have in any Intellectual Property created or developed for or delivered to Eros or any of its Subsidiaries (or, in the case of any moral rights that are not capable of being assigned, irrevocably waived such moral rights for the benefit of Eros) and (ii) acknowledged Eros’s exclusive ownership of such Intellectual Property. To the Knowledge of Eros, no current or former employee, consultant, or independent contractor of Eros or any of its Subsidiaries is in violation of such agreement.

(e)             To the Knowledge of Eros, no source code included in the Intellectual Property owned by Eros or any of its Subsidiaries has been disclosed, released, made available, or delivered (and no Person has agreed to disclose, release, or deliver such source code under any circumstance) to any third party, and no Person other than Eros and its Subsidiaries is in possession of any such source code or has been granted any license or other right with respect therein or thereto. To the Knowledge of Eros, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any source code included in the Intellectual Property owned by Eros or any of its Subsidiaries be disclosed, licensed, released, made available, or delivered to any third party.

Section 4.16.     Information Technology; Data Protection.

(a)             The IT Assets of Eros and its Subsidiaries are adequate for the conduct of their respective businesses as currently conducted, and currently anticipated to be conducted. Since January 1, 2017, to the Knowledge of Eros, there have not been, and there are no known vulnerabilities or defects that would reasonably be expected to result in, any security breaches, unauthorized access, failures or unplanned outages or other adverse integrity or security access incidents affecting the IT Assets of Eros or its Subsidiaries or any other Persons to the extent used by or on behalf of Eros or its Subsidiaries (or, in each case, information and transactions stored or contained therein or transmitted thereby), in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Eros and its Subsidiaries, taken as a whole.

(b)            Except as individually or in the aggregate would not reasonably be expected to be material to Eros and its Subsidiaries, taken as a whole, Eros and its Subsidiaries (a) are and have been since January 1, 2017 in compliance with all Data Security Requirements and (b) have implemented and maintained a data security plan with commercially reasonable administrative, technical and physical safeguards to protect Personal Data against unauthorized access, use, loss and damage. To the Knowledge of Eros, since January 1, 2017, there has been no unauthorized access to, or use, misuse or loss of, or damage to, any Personal Data maintained by or on behalf of Eros or any of its Subsidiaries. Neither Eros nor any of its Subsidiaries has received any written notice alleging any violation or failure to comply with any Data Security Requirements, nor is it aware of any reasonable basis for such a claim.

Section 4.17.     Material Contracts.

(a)             Except for this Agreement or any Eros Benefit Plan listed on Section 4.12(a) of the Eros Disclosure Letter, as of the date of this Agreement, neither Eros nor any of its Subsidiaries is a party to or bound by any Contract (all Contracts of the types described in the following clauses (i) through (x), collectively, the “Eros Material Contracts”):

(i)              that contains any non-competition provision or other agreement or obligation that materially restricts the manner in which the businesses of Eros and its Subsidiaries are conducted (other than standard employee non-solicitation restrictions) or, after the Effective Time, would materially restrict the ability of Eros or any of its Subsidiaries to engage in any line of business or in any geographic region;

(ii)            that obligates Eros or any of its Subsidiaries, or will obligate Eros or any of its Subsidiaries after the Effective Time, to conduct business with any third party on a preferential or exclusive basis or contains “most favored nation” or similar provisions (other than such contracts which are terminable by Eros or any of its Subsidiaries on ninety (90) days’ or less notice without any required material payment or penalty or other material conditions, other than the condition of notice);

(iii)          (A) that is an indenture, credit agreement, loan agreement security agreement, guarantee, note, mortgage or other agreement or commitment that provides for or relates to any indebtedness of Eros or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, in each case, other than (x) accounts receivables and payables, (y) loans to direct or indirect wholly owned Subsidiaries of Eros and (z) advances to employees for travel and business expenses, in each case of clauses (x) through (z), in the ordinary course of business, or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Eros or any of its Subsidiaries of, or any similar commitment by Eros or any of its Subsidiaries, with respect to, the obligations, liabilities or indebtedness of any other Person;

(iv)          for any joint venture, partnership or similar arrangement;

(v)            that is a material broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing or advertising contract;

(vi)          that provides for the receipt or provision by Eros or any of its Subsidiaries of products or services in an amount or having a value in excess of $5,000,000 in the twelve (12) month period prior to and including the date hereof or any twelve (12) month period following the date hereof (including any such Contract that involves the financing, development, production, exhibition or distribution of feature films, television programs or other content (including with respect to any copyrights or other Intellectual Property therein));

(vii)        that is a (A) settlement agreement or (B) consent or similar agreement with a Governmental Authority, in each case that contains any material continuing obligations of Eros or any of its Subsidiaries (other than non-disclosure, non-disparagement or similar obligations);

(viii)      that relates to the acquisition or disposition of any Person, business or material asset (other than the acquisition of equipment or products in the ordinary course of business) and under which Eros or its Subsidiaries have (A) a material continuing indemnification obligation or (B) material “earn-out” or similar contingent payment obligations; or

(ix)          that is a collective bargaining agreement or Contract with any labor union, works council, or other labor organization respecting labor matters.

(b)            Each Eros Material Contract is valid and binding on Eros (or, to the extent a Subsidiary of Eros is a party, such Subsidiary) and is in full force and effect (subject to the Enforceability Exceptions), and Eros and each Subsidiary of Eros have performed all obligations required to be performed by them to date under each Eros Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to be material to Eros and its Subsidiaries, taken as a whole. Neither Eros nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation or default (nor, to the Knowledge of Eros, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default) under any Eros Material Contract, in each case that, individually or in the aggregate, would reasonably be expected to be material to Eros and its Subsidiaries, taken as a whole. To the Knowledge of Eros, no other party to any Eros Material Contract is in breach of or default under the terms of any Eros Material Contract where such default would reasonably be expected to be, individually or in the aggregate, material to Eros and its Subsidiaries, taken as a whole.

Section 4.18.     Environmental Protection. Except as, individually or in the aggregate, would not reasonably be expected to be material to Eros and its Subsidiaries, taken as a whole, (a) Eros and each of its Subsidiaries are and have been since January 1, 2017 in compliance with all applicable Environmental Laws, and neither Eros nor any of its Subsidiaries has received any written communication from any Person or Governmental Authority that alleges that Eros or any of its Subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws, (b) Eros and each of its Subsidiaries has obtained all Environmental Permits required or necessary for, pursuant to applicable Environmental Law, the construction and operation of their facilities and the conduct of their business and operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Eros and its Subsidiaries are and since January 1, 2017 have been in compliance with all terms and conditions of the Environmental Permits, (c) as of the date hereof, there are no Actions under any Environmental Laws pending or, to the Knowledge of Eros, threatened in writing against Eros or any of its Subsidiaries and (d) there has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Action under any Environmental Laws against Eros or any of its Subsidiaries, or for which Eros or any of its Subsidiaries has or may have retained or assumed liability, either contractually or by operation of law.

Section 4.19.     Real Property. Except as, individually or in the aggregate, would not reasonably be expected to be material to Eros and its Subsidiaries, taken as a whole, (a) Eros and each of its Subsidiaries has good and valid fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of the Eros Owned Real Property, and good and valid leasehold title to all of the Eros Leased Real Property pursuant to Leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (b) there are no existing (or to the Knowledge of Eros, threatened in writing) condemnation proceedings with respect to any such Eros Owned Real Property and (c) with respect to all such Eros Leased Real Property, Eros and each of its Subsidiaries is in compliance with all material terms and conditions of each Lease therefor, and neither Eros nor any of its Subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

Section 4.20.     Insurance. Section 4.20 of the Eros Disclosure Letter sets forth, as of the date hereof, a true and complete list of all policies of insurance maintained by Eros and its Subsidiaries covering Eros and its Subsidiaries and their respective businesses, assets and properties (excluding insurance policies relating to Eros Benefit Plans). Such policies provide insurance coverage adequate to comply in all material respects with all Applicable Laws and Eros Material Contracts and are in full force and effect, and none of Eros or any of its Subsidiaries has received written notice of cancellation of any such policy, is in default thereunder or has filed to timely pay all premiums due with respect thereto.

Section 4.21.     Affiliate Transactions. Except for the Eros Benefit Plans and the Eros Investors’ Rights Agreement, there are no, and since January 1, 2017 there have been no, Contracts or transactions between Eros or any of its Subsidiaries, on the one hand, and any Related Party of Eros or any of its Subsidiaries (other than Eros or any of its other Subsidiaries) or other Person(s), on the other hand, of a nature that would be required to be disclosed under Item 404 of Regulation S-K of the SEC.

Section 4.22.     Issued Shares. All of the Eros A Ordinary Shares to be issued pursuant to the CVRs will be, when issued, (a) duly authorized and validly issued and fully paid and (b) subject to this Agreement, the Amended Eros Articles of Association, any lockup agreement entered into by an applicable holder, and any applicable U.S. state and federal securities laws, free of preemptive rights and restrictions on transfer.

Section 4.23.     Merger Sub.

(a)             All of the issued and outstanding equity interest of Merger Sub is, and immediately prior to the Effective Time will be owned indirectly, by Eros and directly by England Holdings 2. Merger Sub was formed solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its formation, has not carried on any business, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the sole member of Merger Sub, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by the sole member of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by STX, constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except for the Enforceability Exceptions.

(b)            Each of England Holdings and England Holdings 2 have no operations, assets or liabilities other than holding its equity interest in England Holdings 2 and Merger Sub, respectively, and immaterial liabilities related to each entity’s organizational entity status.

Section 4.24.     Brokers. Except for fees payable to Citigroup Global Markets Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Eros or England Holdings 2.

Section 4.25.     No Other Representations.

(a)             Except for the representations and warranties made in this Article IV or any certificate delivered pursuant to this Agreement, none of the Eros Parties or any other Person makes any express or implied representation or warranty with respect to the Eros Parties or their Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and the Eros Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article IV or any certificate delivered pursuant to this Agreement, none of the Eros Parties or any other Person makes or has made any representation or warranty to STX or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or similar prospective information relating to Eros or any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made in this Article IV or any certificate delivered pursuant to this Agreement, any oral or written information presented or made available (including in any “data room”) to STX, its Subsidiaries or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Eros Parties, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)            Notwithstanding anything contained in this Agreement to the contrary, the Eros Parties acknowledge and agree that neither STX nor any other Person has made or is making, and the Eros Parties expressly disclaim reliance upon, any representations, warranties or statements relating to STX or its Subsidiaries whatsoever, express or implied, beyond those expressly given by STX in Article III or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding STX furnished or made available to the Eros Parties or any of their Representatives. Without limiting the generality of the foregoing, the Eros Parties acknowledge that, except as expressly provided in Article III or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or similar prospective information that may have been made available to the Eros Parties or any of their Representatives.

Article V
COVENANTS AND AGREEMENTS

Section 5.1.        Conduct of Business by STX. Except for matters set forth in Section 5.1 of the STX Disclosure Letter, as required by Applicable Law, as otherwise expressly contemplated by this Agreement or as consented to by Eros in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Closing and the valid termination of this Agreement pursuant to Article VII (the “Interim Period”), STX (x) shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, (1) carry on their respective businesses in all material respects in the ordinary course consistent with past practice and (2) maintain and preserve intact their respective business organizations, employees and advantageous business relationships and (y) shall not, and shall not permit any of its Subsidiaries to:

(a)             amend its certificate of incorporation, bylaws or comparable organizational documents (whether by merger, consolidation or otherwise) other than with respect to the Pre-Closing Class E Subscription;

(b)            (i) other than dividends and distributions by a direct or indirect Subsidiary of STX to STX or one of its Subsidiaries, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its equity securities, (ii) split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such equity securities or (iii) purchase, redeem or otherwise acquire equity securities of STX or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such equity securities or other securities, in the case of each of clauses (ii) and (iii), other than, solely with respect to the securities of STX’s wholly owned Subsidiaries, actions or transactions solely between STX and its wholly owned Subsidiaries, or among the wholly owned Subsidiaries of STX;

(c)             issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (i) as required by any STX Benefit Plan or STX Equity Plan, in each case, in effect on the date of this Agreement or entered into or amended in accordance with the terms of this Agreement, and (ii) solely with respect to the capital stock or other securities of STX’s wholly owned Subsidiaries, transactions solely between STX and its wholly owned Subsidiaries, or among its wholly owned Subsidiaries);

(d)            incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget for the period from the date of this Agreement through December 31, 2020, and made available to Eros prior to the date hereof and (ii) any unbudgeted capital expenditures not to exceed $5,000,000 individually or in the aggregate;

(e)             (i) acquire, directly or indirectly, any equity interests in or securities of, or make any investment in or any loan or capital contribution to, any Person, or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), including in each case by merger, consolidation, acquisition of stock or assets or otherwise, or (ii) otherwise acquire any material assets, other than in the ordinary course of business consistent with past practice, except, in the case of each of clauses (i) and (ii), for transactions solely between STX and its Subsidiaries, or among STX’s Subsidiaries;

(f)             transfer, sell, lease, sublease, license, exchange, mortgage, pledge, surrender, divest, cancel, abandon, allow to lapse or otherwise dispose of, or create or incur any Lien, other than a Permitted Lien, on STX’s or any of its Subsidiaries’ material assets, properties, interests or businesses, or grant any option with respect to any of the foregoing, other than the license by STX or its Subsidiaries of content for theatrical or digital distribution in the ordinary course of business consistent with past practice;

(g)            create, incur or assume any indebtedness for borrowed money or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, other than (i) pursuant to borrowings under (x) facilities in existence as of the date hereof or (y) any refinancing, substitution or replacement thereof, in each case, so long as such refinanced, substitute or replacement indebtedness does not impose or result in additional restrictions or limitations in any material respect on, and does not result in any net increase in the outstanding or available borrowings of, STX and its Subsidiaries compared to the existing agreements, facilities or indebtedness so refinanced, substituted or replaced, (ii) entering into capital leases in the ordinary course of business consistent with past practice, or (iii) any inter-company indebtedness solely between STX and its Subsidiaries, or among STX’s Subsidiaries, which, in each case with respect to clauses (i) through (iii), do not prohibit or limit the transactions contemplated by this Agreement and do not include any termination, default or payment related to the transactions contemplated by this Agreement;

(h)            except as set forth in Section 5.1(h) of the STX Disclosure Letter or as required by any Applicable Law or by any STX Benefit Plan or STX Equity Plan, in each case, as in effect on the date of this Agreement or entered into or amended in accordance with the terms of this Agreement, (i) increase the compensation or benefits of any current or former employee, officer, director or other individual service provider of STX or any of its Subsidiaries, other than (A) increases made in the ordinary course of business consistent with past practice or (B) any ordinary course amendment or modification that does not result in a material enhancement of the compensation or benefits due under the applicable STX Benefit Plan as in effect on the date hereof, (ii) accelerate the vesting or payment of any compensation or benefits of any current or former employee, officer, director or other individual service provider of STX or any of its Subsidiaries, (iii) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, or (iv) grant or pay to any current or former employee, officer, director or other individual service provider of STX or any of its Subsidiaries any right to receive any severance, change in control, retention, termination or similar compensation or benefits or any increases therein, other than any such payment payable pursuant to the terms of a STX Benefit Plan or STX Equity Plan, in each case, in effect as of the date hereof;

(i)              hire employees with an annual base salary of $250,000 or higher or enter into a separation agreement with any employee with an annual base salary of $250,000 or higher of STX or its Subsidiaries;

(j)              except as required by Applicable Law, recognize any labor union, works council, or other labor organization as the bargaining representative of any employees of STX or its Subsidiaries;

(k)            implement or announce any location closings or material employee layoffs;

(l)              change any of its material methods of accounting or accounting practice or policy, except as required by concurrent changes in GAAP or Applicable Law;

(m)           initiate, settle, or make a binding offer or proposal to settle, any Action involving (i) injunctive relief or equitable remedies or (ii) the payment of any amounts in excess of $5,000,000;

(n)            (i) make, change or revoke any Tax election (other the making of any election in the ordinary course of business consistent with past practice), (ii) change any material accounting method in respect of Taxes, (iii) enter into any Tax allocation, Tax indemnification, separation, sharing or similar agreement or arrangement (other than (x) any such agreement or arrangement solely between or among STX and/or any of its Subsidiaries or (y) commercial agreements entered into in the ordinary course of business and the primary purpose of which is not related to Taxes), (iv) extend the statute of limitations with respect to any material Tax matter (other than in connection with an automatic extension of time within which to file a Tax Return that is validly obtained in the ordinary course of business), (v) amend any material Tax Return or (vi) settle, compromise or abandon any material Tax claims or liabilities if such settlement, compromise or abandonment involves the payment or surrender by STX or its Subsidiaries of an amount in excess of the amount accrued or reserved, as applicable, therefor in the STX Interim Financial Statements;

(o)            amend, modify, terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) or renew any STX Material Contract or waive, release or assign any material rights, claims or benefits of STX or its Subsidiaries under any STX Material Contract, or enter into any Contract or agreement other than in the ordinary course of business consistent with past practice;

(p)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of STX or any of its Subsidiaries (other than the Merger and the Pre-Closing Class E Subscription); or

(q)            authorize, or agree or commit to take, any of the foregoing actions.

Section 5.2.        Conduct of Business by Eros. Except for matters set forth in Section 5.2 of the Eros Disclosure Letter, as required by Applicable Law, as otherwise expressly contemplated by this Agreement or as consented to by STX in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, each of Eros, England Holdings 2 and Merger Sub (x) shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, (1) carry on their respective businesses in all material respects in the ordinary course consistent with past practice and (2) maintain and preserve intact their respective business organizations, employees and advantageous business relationships and (y) shall not, and shall not permit any of its Subsidiaries to:

(a)             amend its memorandum of association, articles of association or comparable organizational documents (whether by merger, consolidation or otherwise) other than with respect to the Eros Share Issuance and the Amended Eros Articles of Association;

(b)            (i) other than dividends and distributions by a direct or indirect Subsidiary of an Eros Party to such Eros Party or one of its Subsidiaries, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of an Eros Party or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, in the case of each of clauses (ii) and (iii), other than, solely with respect to the capital stock or other securities of such Eros Party’s wholly owned Subsidiaries, actions or transactions solely between such Eros Party and its wholly owned Subsidiaries, or among the wholly owned Subsidiaries of such Eros Party;

(c)             issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (i) pursuant to the Eros Convertible Notes or the Eros Equity Facility, (ii) in connection with the exercise or settlement of Eros Equity Awards outstanding as of the date of this Agreement in accordance with their present terms, (iii) as required by any Eros

Benefit Plan in effect on the date of this Agreement or entered into or amended in accordance with the terms of this Agreement and (iv) solely with respect to the capital stock or other securities of Eros’s wholly owned Subsidiaries, transactions solely between Eros and its wholly owned Subsidiaries, or among Eros’s wholly owned Subsidiaries);

(d)            incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget for the period from the date of this Agreement through December 31, 2020, and made available to Eros prior to the date hereof and (ii) any unbudgeted capital expenditures not to exceed $5,000,000 individually or in the aggregate;

(e)             (i) acquire, directly or indirectly, any equity interests in or securities of, or make any investment in or any loan or capital contribution to, any Person, or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), including in each case by merger, consolidation, acquisition of stock or assets or otherwise, or (ii) otherwise acquire any material assets, other than in the ordinary course of business consistent with past practice, except, in the case of each of clauses (i) and (ii), for transactions solely between such Eros Party and its Subsidiaries, or among such Eros Party’s Subsidiaries;

(f)             transfer, sell, lease, sublease, license, exchange, mortgage, pledge, surrender, divest, cancel, abandon, allow to lapse or otherwise dispose of, or create or incur any Lien, other than a Permitted Lien, on any Eros Party’s or any of their respective Subsidiaries’ material assets, properties, interests or businesses, or grant any option with respect to any of the foregoing, other than the license by such Eros Party or its Subsidiaries of content for theatrical or digital distribution in the ordinary course of business consistent with past practice;

(g)            create, incur or assume any indebtedness for borrowed money or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, other than (i) pursuant to borrowings under (x) facilities in existence as of the date hereof or (y) any refinancing, substitution or replacement thereof, in each case, so long as such refinanced, substitute or replacement indebtedness does not impose or result in additional restrictions or limitations in any material respect on, and does not result in any net increase in the outstanding or available borrowings of, such Eros Party and its Subsidiaries compared to the existing agreements, facilities or indebtedness so refinanced, substituted or replaced, (ii) entering into capital leases in the ordinary course of business consistent with past practice, or (iii) any inter-company indebtedness solely between such Eros Party and its Subsidiaries, or among such Eros Party’s Subsidiaries, which, in each case with respect to clauses (i) through (iii), do not prohibit or limit the transactions contemplated by this Agreement and do not include any termination, default or payment related to the transactions contemplated by this Agreement;

(h)            except as set forth in Section 5.2(h) of the Eros Disclosure Letter or as required by any Applicable Law or by any Eros Benefit Plan as in effect on the date of this Agreement or entered into or amended in accordance with the terms of this Agreement, (i) increase the compensation or benefits of any current or former employee, officer, director or other individual service provider of such Eros Party or any of its Subsidiaries, other than (A) increases made in the ordinary course of business consistent with past practice or (B) any ordinary course amendment or modification that does not result in a material enhancement of the compensation or benefits due under the applicable Eros Benefit Plan as in effect on the date hereof, (ii) accelerate the vesting or payment of any compensation or benefits of any current or former employee, officer, director or individual service provider of such Eros Party or any of its Subsidiaries, (iii) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, or (iv) grant or pay to any current or former employee, officer, director or other individual service provider of such Eros Party or any of its Subsidiaries any right to receive any severance, change in control, retention, termination or similar compensation or benefits or any increases therein, other than any such payment payable pursuant to the terms of an Eros Benefit Plan in effect as of the date hereof;

(i)              hire employees with an annual base salary of $250,000 or higher or enter into a separation agreement with any employee with an annual base salary of $250,000 or higher of such Eros Party or its Subsidiaries;

(j)              except as required by Applicable Law, recognize any labor union, works council, or other labor organization as the bargaining representative of any employees of such Eros Party or its Subsidiaries;

(k)            implement or announce any location closings or material employee layoffs;

(l)              change any of its material methods of accounting or accounting practice or policy, except as required by concurrent changes in IFRS or Applicable Law;

(m)           initiate, settle, or make a binding offer or proposal to settle, any Action involving (i) injunctive relief or equitable remedies or (ii) the payment of any amounts in excess of $5,000,000;

(n)            (i) make, change or revoke any Tax election (other than the making of any election in the ordinary course of business consistent with past practice), (ii) change any material accounting method in respect of Taxes, (iii) enter into any Tax allocation, Tax indemnification, separation, sharing or similar agreement or arrangement (other than (x) any such agreement or arrangement solely between or among Eros and/or any of its Subsidiaries or (y) commercial agreements entered into in the ordinary course of business and the primary purpose of which is not related to Taxes), (iv) extend the statute of limitations with respect to any material Tax matter (other than in connection with an automatic extension of time within which to file a Tax Return that is validly obtained in the ordinary course of business), (v) amend any material Tax Return or (vi) settle, compromise or abandon any material Tax claims or liabilities if such settlement, compromise or abandonment involves the payment or surrender by Eros or its Subsidiaries of an amount in excess of the amount accrued or reserved, as applicable, therefor in the most recent balance sheet included in the Eros Financial Statements;

(o)            amend, modify, terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) or renew any Eros Material Contract or waive, release or assign any material rights, claims or benefits of Eros or its Subsidiaries under any Eros Material Contract, or enter into any Contract or agreement other than in the ordinary course of business consistent with past practice;

(p)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of an Eros Party or any of its Subsidiaries (other than the Merger); or

(q)            authorize, or agree or commit to take, any of the foregoing actions.

Section 5.3.        No Right to Control or Direct Operations. Nothing contained in this Agreement is intended to or will give Eros, England Holdings 2 or Merger Sub, directly or indirectly, the right to control or direct the operations of STX or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to or will give STX, directly or indirectly, the right to control or direct the operations of Eros or its Subsidiaries prior to the Effective Time, in each case, in violation of Applicable Law, including the Antitrust Laws. Prior to the Effective Time, each of Eros, England Holdings 2, Merger Sub and STX shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 5.4.        No Solicitation. Each of STX and the Eros Parties agrees that during the Interim Period, it shall not, and shall cause its Subsidiaries and its and their officers, directors and employees, and will use reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (a) solicit, initiate, knowingly encourage (including by way of furnishing information) or accept any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal or (b) participate in any discussions, negotiations or other communications regarding (except to notify a Person (or group of Persons) that makes any inquiry, offer or proposal of the existence of the provisions of this Section 5.4), or furnish to any other Person (or group of Persons) any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. Each of STX and the Eros Parties immediately shall cease and cause to be terminated all existing discussions, negotiations and other communications with any Persons (or group of Persons) conducted prior to the date of this Agreement with respect to any of the foregoing, shall promptly terminate access to any electronic data room that has been made available to any third party in connection with any potential Acquisition Proposal, and shall promptly request the return or destruction of any material or information provided to any such Person prior to the date hereof. Each of STX and the Eros Parties shall notify the other party promptly, but in any event within twenty-four (24) hours of becoming so aware, orally and in writing if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice shall indicate in reasonable detail the identity of the Person making such Acquisition Proposal, inquiry or other contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact. Each of STX and the Eros Parties shall not, and shall cause its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party, without the prior written consent of the other party. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Merger and the other transactions contemplated by this Agreement): (i) any direct or indirect acquisition or purchase of all or any portion of the assets, shares or other equity or ownership interests of STX or Eros, as applicable, or any of its respective Subsidiaries, (ii) any merger, consolidation or other business combination relating to STX or Eros, as applicable, or any of its respective Subsidiaries or (iii) any recapitalization, equity financing (other than the Eros PIPE Financing and the Pre-Closing Class E Subscription), reorganization or other extraordinary business transaction involving or otherwise relating to STX or Eros, as applicable, or any of its Subsidiaries.

Section 5.5.        STX Requisite Stockholder Approval; STX Stockholder Notice.

(a)             Contemporaneously with the execution of this Agreement, STX shall deliver to Eros a true and complete copy of the STX Stockholders Consent duly executed by the stockholders of STX sufficient to constitute the STX Requisite Stockholder Approval.

(b)            Promptly upon obtaining the STX Requisite Stockholder Approval, STX shall prepare (and shall provide Eros with a reasonable opportunity to review and comment on) and, as soon as reasonably practicable, send to all holders of record of voting securities of STX on the record date for the STX Stockholders Consent that did not execute the STX Stockholders Consent the notices required pursuant to Section 228(e) of the DGCL, the STX Certificate of Incorporation and the STX Stockholders Agreement.

Section 5.6.        Eros Requisite Shareholder Approval and England Holdings 2 Requisite Shareholder Approval. Contemporaneously with the execution of this Agreement, Eros shall deliver to STX a true and complete copy of the Eros Shareholders Consent duly executed by the stockholders of Eros sufficient to constitute the Eros Transaction Shareholder Approval. Concurrently with the execution of this Agreement, England Holdings 2 has obtained the England Holdings 2 Requisite Shareholder Approval and shall deliver to STX a true and complete copy of the England Holdings 2 Requisite Shareholder Approval duly executed by the stockholder of England Holdings 2 sufficient to constitute the England Holdings 2 Requisite Shareholder Approval. Eros shall, as promptly as reasonably practicable after obtaining the Eros Articles Shareholder Approval (and in any event before the one-month statutory deadline), duly file the Amended Eros Articles of Association with the Companies Registry of the Isle of Man. For the avoidance of doubt, but without limiting the obligations of Eros under this Section 5.6, the Closing (and the obligations of the parties to effect the Merger) shall not be conditioned on obtaining the Eros Articles Shareholder Approval.

Section 5.7.        [RESERVED].

Section 5.8.        Termination of Certain Agreements. Prior to the Closing:

(a)             STX shall take all actions necessary to cause any stockholders agreement, voting agreement, investor rights agreement or similar agreement to which it is a party with any holder of STX Capital Stock or otherwise concerning the STX Capital Stock, and any written or oral Contract, including any management, advisory or consulting agreement to which it is party with any holder of STX Capital Stock or Related Party of STX or any of its Subsidiaries, other than those Contracts set forth on Section 5.8(a) of the STX Disclosure Letter, to be terminated as of the Effective Time without any further liability or obligation on the part of STX or any of its Subsidiaries; and

(b)            Eros shall take all actions necessary to cause any stockholders agreement, voting agreement, investor rights agreement or similar agreement to which it is a party with any security holder of Eros, and any written or oral Contract, including any management, advisory or consulting agreement to which it is party with any security holder of Eros or Related Party of Eros or any of its Subsidiaries, other than those Contracts set forth on Section 5.8(b) of the Eros Disclosure Letter, to be terminated as of the Effective Time without any further liability or obligation on the part of Eros or any of its Subsidiaries.

Section 5.9.        Access to Information; Confidentiality. Subject to the confidentiality agreement, dated as of July 10, 2019, between STX and Eros (the “Confidentiality Agreement”) and to Applicable Law, and solely for the purposes of furthering the Merger, upon reasonable notice, STX shall, and shall cause its Subsidiaries to, and Eros shall, and shall cause the Subsidiaries of Eros to, afford to the other party and to the officers, employees and Representatives of such other party, reasonable access, upon reasonable advance notice during normal business hours during the Interim Period, to all of its and their respective properties, books, Contracts, commitments, senior personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party and shall be conducted under the supervision of the other party’s personnel), and during such period, STX shall, and shall cause its Subsidiaries to, and Eros shall, and shall cause the Subsidiaries of Eros to, furnish promptly to the other party all information concerning its and their business, properties and senior personnel as such other party may reasonably request upon reasonable advance notice and the furnishing of such information shall be conducted during normal business hours; provided that the foregoing shall not require STX or Eros to disclose any information pursuant to this Section 5.9 to the extent that in the reasonable good faith judgment of such party, (a) any Applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such information or (b) disclosure of any such information or document would result in the loss of attorney-client privilege, attorney work product or other relevant legal privilege; provided, further, that, with respect to the foregoing clauses (a) and (b), STX or Eros, as applicable, shall use its commercially reasonable efforts to (i) obtain the required consent of any third party necessary to provide such disclosure, (ii) communicate, to the extent feasible, the applicable information in a way that would not violate Applicable Law or jeopardize such privilege, or otherwise develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the other party and (iii) utilize the procedures of a joint defense or common interest agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege, including designating certain portions of such information as being provided on an outside-counsel basis only. No review pursuant to this Section 5.9 shall affect any representation or warranty given by the other party hereto. Any information provided or made available pursuant to this Section 5.9 shall be governed by the terms and conditions of the Confidentiality Agreement.

Section 5.10.     Reasonable Best Efforts.

(a)             Subject to the terms and conditions of this Agreement, Eros and the STX will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) their respective reasonable best efforts to consummate the transactions contemplated by this Agreement and to cause the conditions to the Merger set forth in Article VI to be satisfied as promptly as reasonably practicable, including using all reasonable best efforts to accomplish the following as promptly as reasonably practicable: (i) the obtaining of all actions or non-actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Authority or other Person that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with Governmental Authorities) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (iii) the taking of all steps as may be necessary, proper or advisable to obtain an approval from, or to avoid an Action by, any Governmental Authority or other Person in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (iv) the defending of any lawsuits or other Actions, whether judicial or administrative, challenging this Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by this Agreement, including the Merger, performed or consummated by each party in accordance with the terms of this Agreement, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Authority vacated or reversed, and such steps shall include proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, limitation or disposition of such assets or business of Eros, STX and their respective Subsidiaries and Affiliates, including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture or disposition of such assets or businesses (provided, that none of Eros, STX or their respective Subsidiaries and Affiliates shall be required to propose, negotiate, commit to or effect any such sale, divestiture, limitation or disposition of assets or businesses or ancillary agreements unless it shall be conditioned in all respects upon the prior or concurrent occurrence of the Closing), and (v) the execution and delivery of any additional instruments that are or may become reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Merger, and to carry out fully the purposes of this Agreement. Each of Eros and STX shall, in consultation and cooperation with the other and as promptly as reasonably practicable, but in no event later than seven (7) Business Days after the date of this Agreement, make or cause to be made its respective filing under the HSR Act and any other applications and filings as reasonably determined by Eros and STX under other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement, as promptly as practicable, but in no event later than as required by Applicable Law. Neither Eros nor STX will withdraw any such filings or applications without the prior written consent of the other party. Filings made under the HSR Act shall specifically request early termination of the waiting period thereunder (to the extent then available).

(b)            In furtherance of the foregoing Section 5.10(a), the parties shall use reasonable best efforts to, and shall cooperate in good faith with one another to, identify any third party consents (or notices) under any Contracts that are necessary or desirable for the consummation of the Merger. Each of the parties shall use reasonable best efforts to obtain any such third-party consent (or deliver any such notices) in the event that the parties mutually agree to seek such consent; provided, however, without the prior written consent of the other party, neither Eros nor STX, nor any of their respective Subsidiaries or Affiliates, will grant or offer to grant any material accommodation or concession (financial or otherwise), or make any material payment, to any third party in connection with seeking or obtaining any such contractual consent. In addition, in connection with and without limiting the efforts referenced in Section 5.10(a), the parties shall jointly develop, and each of the parties shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party, hereto in connection with proceedings under or relating to any Antitrust Law prior to their submission. Each of Eros and STX shall (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents, (ii) promptly inform the other of any such filing, submission or other document and of any communication with or from any Governmental Authority or any official, representative or staff thereof regarding the transactions contemplated by this Agreement, and permit the other to review and discuss in advance, and consider in good faith the views, and secure the participation, of the other in connection with any such filing, submission, document or communication (provided, however, that copies of filings made under the HSR Act need not be shared) and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Authority or any official, representative or staff thereof or in connection with any Action initiated by a Governmental Authority or private party, including promptly notifying the other party of any such investigation, inquiry or Action, and consulting in advance before making any presentations or submissions to a Governmental Authority or any official, representative or staff thereof, or, in connection with any Action initiated by a private party, to any other Person. In addition, each of Eros and STX shall promptly inform and consult with the other in advance of any meeting, conference or communication with any Governmental Authority or any official, representative or staff thereof, or, in connection with any Action by a private party, with any other Person, and to the extent not prohibited by Applicable Law or by the applicable Governmental Authority or other Person, not participate or attend any meeting or conference, or engage in any communication, with any Governmental Authority or any official, representative or staff thereof or such other Person in respect of the transactions contemplated by this Agreement without the other party unless it reasonably consults with the other party in advance and gives the other party a reasonable opportunity to attend and participate therein, and in the event one party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or communication, keep such party apprised with respect thereto. Each party shall furnish to the other copies of all filings (except filings made under the HSR Act), submissions, correspondence and communications between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or any official, representative or staff thereof (or any other Person in connection with any Action initiated by a private party), on the other hand, with respect to the transactions contemplated by this Agreement. Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material” and also may reasonably redact the material as necessary to (A) remove personally or competitively sensitive information, (B) remove references concerning the valuation of a party and its Subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (C) comply with contractual arrangements, (D) prevent the loss of a legal privilege or (E) comply with Applicable Law.

(c)             Each of the parties agrees that during the Interim Period it shall not, and shall ensure that none of its Subsidiaries or controlled Affiliates shall, consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture or other business combination (i) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement or (ii) involving any Person or business competitive with the businesses of the other party and its Subsidiaries.

Section 5.11.     Indemnification, Exculpation and Insurance.

(a)             Eros agrees that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of STX (the “D&O Indemnified Parties”) as provided in the STX Certificate of Incorporation, the Bylaws of STX or any indemnification contract between such directors, officers or employees and STX (in each case, as in effect on the date of this Agreement or entered after the date of this Agreement in accordance with Section 5.1) shall survive the Merger and shall continue in full force and effect, it being the intent of the parties that the D&O Indemnified Parties shall continue to be entitled to such exculpation and indemnification to the full extent of Applicable Law. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Eros shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the STX Certificate of Incorporation and Bylaws of STX as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided, that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim. From and after the Effective Time, Eros shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.11(a).

(b)            Prior to the Effective Time, STX shall or, if STX is unable to, Eros shall cause the Surviving Corporation as of or after the Effective Time to, purchase a six (6)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under STX’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Eros shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving

Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder; provided, that STX shall not pay, and the Surviving Corporation shall not be required to pay, in excess of 300% of the last annual premium paid by STX prior to the date of this Agreement in respect of such “tail” policy. If STX or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies prior to, as of or after the Effective Time, Eros shall, for a period of six (6) years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by STX with respect to matters arising on or before the Effective Time; provided, that, after the Effective Time, Eros shall not be required to pay in any one year a premium in excess of 300% of the last annual premium paid by STX prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(c)             The covenants contained in this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Applicable Law, contract or otherwise. The obligations set forth in this Section 5.11 may not be terminated, modified or amended in any manner that adversely affects any D&O Indemnified Party.

(d)            In the event that Eros or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Eros or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.11. The obligations of the Surviving Corporation and Eros pursuant to this Section 5.11 shall be joint and several.

Section 5.12.     Fees and Expenses. Except as set forth in this Section 5.12 and in Section 7.1(d), all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Eros and STX shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties in connection with the filings of the premerger notification and report forms under the HSR Act and similar Antitrust Laws of other jurisdictions (including filing fees).

Section 5.13.     Public Announcements. Eros and STX shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the first sentence of this Section 5.13 shall not apply to (a) any press release or public statement required by Applicable Law or any listing agreement with any national securities exchange, provided, that the party making the release or statement has used its reasonable best efforts to consult with the other party, (b) any press release or public statement containing content with respect to this Agreement or the transactions contemplated hereby substantially consistent with content included in any press release or public statement that has been previously consented to by the other party or otherwise exempted from this Section 5.13, (c) any disclosure of information concerning this Agreement in connection with litigation between the parties regarding this Agreement and (d) any communications with holders of any securities of STX, in their capacities as such, to the extent necessary in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.14.     NYSE Listing. Eros shall use reasonable best efforts to cause the Eros A Ordinary Shares issuable pursuant to the CVRs to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 5.15.     Takeover Statutes. If any antitakeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (a) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 5.16.     Conveyance Taxes. Eros and STX shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

Section 5.17.     Employee Matters.

(a)             Eros and STX shall cooperate in good faith in reviewing, evaluating and analyzing the Eros Benefit Plans and STX Benefit Plans with a view towards developing appropriate new benefit plans, or selecting the Eros Benefit Plans and/or STX Benefit Plans, as applicable, that will apply with respect to employees of Eros and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) after the Effective Time (collectively, the “New Benefit Plans”). To the extent benefit transition or integration after the Effective Time is desired by the appropriate members of management following the Effective Time, the New Benefit Plans will, to the extent permitted by Applicable Law, and among other things, (i) treat similarly situated employees of Eros, STX and their respective Subsidiaries on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between employees who were covered by Eros Benefit Plans, on the one hand, and those covered by STX Benefit Plans, on the other hand, at the Effective Time.

(b)            For purposes of eligibility, participation, vesting and determination of the level of benefits (except (i) for purposes of benefit accrual under any defined benefit pension or similar plan, (ii) to the extent that such credit would result in a duplication of benefits, or (iii) under any plan that is grandfathered or frozen) under the New Benefit Plans, service with or credited by Eros, STX or any of their respective Subsidiaries or predecessors credited under the Eros Benefit Plans or STX Benefit Plans for continuing employees of STX and its Subsidiaries or continuing employees of Eros or its Subsidiaries, as applicable, shall be treated as service under the applicable New Benefit Plans to the same extent and for the same purpose that such service was taken into account under the analogous STX Benefit Plan or Eros Benefit Plan prior to the Effective Time. With respect to any New Benefit Plan in which any employees of Eros or STX (or their Subsidiaries) immediately prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, Eros shall use commercially reasonable efforts to: (A) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Eros Benefit Plan or STX Benefit Plan, as the case may be, and (B) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time (or, if later, prior to the time such employee commenced participation in the New Benefit Plan) under an Eros Benefit Plan or STX Benefit Plan (to the same extent that such credit was given under the analogous STX or Eros Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any New Benefit Plan in which such employee first become eligible to participate after the Effective Time.

(c)             Eros and STX shall cooperate in good faith to mutually determine, no later than five (5) Business Days before the Closing Date, whether any 401(k) plans maintained by STX or any of its Subsidiaries or by Eros or any of its Subsidiaries shall be terminated effective as of the day immediately preceding the date STX becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as Eros (the “Plan Termination Date”). Following any such mutual determination to terminate such a 401(k) plan (the “Terminating 401(k) Plan”), STX, Eros, or its Subsidiary, as applicable, shall (i) cause written resolutions of the applicable board of directors (or similar governing body) to be adopted to terminate the Terminating 401(k) Plan and to fully vest all participants under the Terminating 401(k) Plan, such termination and vesting to be effective no later than the Plan Termination Date and (ii) make all employee and employer contributions to the Terminating 401(k) Plan on behalf of all participants under the plan for all periods of service prior to the Plan Termination Date, including such contributions that would have been made on behalf of such employees had the transactions contemplated hereby not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Plan Termination Date. Eros or STX, as applicable, shall cause the sponsor of the Terminating 401(k) Plan to provide the other party with an advance copy of such proposed resolutions (and any related documents) and a reasonable opportunity to comment thereon prior to its adoption or execution. Eros and STX shall cooperate and take all such other actions as are reasonably necessary in furtherance of terminating the Terminating 401(k) Plan and causing participants in the Terminating 401(k) Plan to become participants in the appropriate remaining 401(k) plan of Eros, STX or its respective Subsidiary, including causing such replacement plan to accept rollovers of account balances (including outstanding plan loans) from the Terminating 401(k) Plan at the employees’ election.

(d)            Without limitation to the agreements set forth in Section 1.6: (i) nothing in this Section 5.17 shall confer upon any employee, officer, director or consultant of Eros or STX or any of their Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, STX, Eros or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, STX, Eros or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Eros or STX or any of their Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause; and (ii) nothing in this Agreement shall be deemed to (i) establish, amend, or modify any STX Benefit Plan, Eros Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular STX Benefit Plan, Eros Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 8.6, nothing in this Section 5.17, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director or consultant of Eros or STX or any of their Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including but not limited to the provisions of this Section 5.17.

Section 5.18.     Section 280G Matters. STX shall (a) use commercially reasonable efforts to obtain, no less than five (5) Business Days prior to the Closing, a waiver from each “disqualified individual” (within the meaning of Section 280G of the Code and the regulations thereunder) that shall provide that, if the requisite stockholder approval under Section 280G(b)(5)(B) of the Code and the regulations thereunder is not obtained, no payments or benefits that would separately or in the aggregate constitute “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) with respect to such disqualified individual in the absence of such stockholder approval shall be payable to or retained by such disqualified individual to the extent such excess parachute payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of excise Taxes under Section 4999 of the Code upon such disqualified individual; and (b) deliver, no less than four (4) Business Days prior to the Closing, to the stockholders of STX a disclosure statement in a form which satisfies the disclosure obligations under Section 280G(b)(5)(B) of the Code and the regulations thereunder, and which solicits and recommends that the shareholders vote in favor of the transactions disclosed therein through a vote meeting the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, and which provides for a voting process that is intended to be completed no later than the day prior to the Closing Date. STX shall provide Eros and its Representatives with a copy of the form of such waiver and such disclosure statement, all “parachute payment” calculations and all other relevant documents for its review and approval (which approval shall not be unreasonably withheld) no less than five (5) Business Days prior to delivery to each such disqualified individual and to stockholders of STX, respectively, and STX shall consider in good faith all reasonable comments timely provided by STX or its Representatives.

Section 5.19.     Certain Litigation. Each party shall promptly advise the other of any litigation commenced after the date hereof against such party or any of its directors or officers (in their capacity as such) by any stockholders of such party (on their own behalf or on behalf of such party) relating to this Agreement or the transactions contemplated hereby, and shall keep the other parties reasonably informed regarding any such litigation. Such party shall give the other parties the opportunity to participate in the defense or settlement of any such stockholder litigation, and no such settlement shall be agreed to without the other party’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 5.19 and Section 5.1, Section 5.2 or Section 5.10, the provisions of this Section 5.19 shall control.

Section 5.20.     Merger Sub Actions. Concurrently with the execution of this Agreement, England Holdings 2, as the sole member of Merger Sub shall adopt this Agreement and the Merger. Eros shall cause Merger Sub to comply with its obligations under this Agreement.

Section 5.21.     Spreadsheet. Not less than three (3) Business Days prior to the Closing, STX shall deliver to Eros a spreadsheet (the “Spreadsheet”), setting forth the following information, in form and substance reasonably satisfactory to Eros and accompanied by documentation reasonably satisfactory to Eros in support of the calculation of the information set forth therein:

(a)             the number of shares and corresponding ownership percentage of each holder of STX Preferred Stock, on a class-by-class basis, that will be held by each such holder as of immediately prior to the Effective Time, together with a calculation of the aggregate accrued entitlements of such holders to any liquidation preference or exit payment as of the Effective Time, in each case as of immediately prior to the Effective Time; and

(b)            the number of CVRs of each class issuable to each such holder of STX Preferred Stock in respect of such holder’s shares of STX Preferred Stock.

Section 5.22.     Management Equity Compensation Plan. Eros and STX shall cooperate in good faith to prepare, or cause to be prepared, a mutually agreeable management equity compensation plan, which shall have an aggregate pool of equity of not less than 40,000,000 shares of Eros A Ordinary Shares, and shall otherwise be substantially in the form of the Eros International Plc 2017 Restricted Share and Restricted Stock Unit Plan, for adoption by the Eros Board immediately following the Effective Time.

Section 5.23.     CVR Agreements; Nonregistrable CVRs.

(a)             At or prior to the Closing, Eros will execute and deliver, and will use commercially reasonable efforts to ensure that the Rights Agent party to each of the CVR Agreements executes and delivers, the CVR Agreements, subject to any reasonable revisions to the CVR Agreements that are requested by the Rights Agent and that are not, individually or in the aggregate, detrimental to any Holder (as defined in the respective CVR Agreement) (other than in immaterial respects) and reasonably satisfactory to the stockholders representative party thereto.

(b)            Prior to the Closing, Eros and STX shall cooperate, including by making changes to the form of the CVR Agreements (provided, that such revisions do not adversely affect any rights to payment or issuance of Eros A Ordinary Shares under the CVR Agreements), as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

Section 5.24.     Pre-Closing Class E Subscription. Prior to the Closing, STX shall consummate the sale and purchase of the STX Class E Preferred Stock on the terms and conditions pursuant to the Class E Share Purchase Agreement, by and among STX and the purchasers party thereto, substantially in the form attached here on Exhibit K (the consummation of the transactions contemplated thereby, the “Pre-Closing Class E Subscription”) and shall take all other necessary action pursuant to the Pre-Closing Class E Subscription, Applicable Law and the organizational documents of STX to consummate the Pre-Closing Class E Subscription effective prior to the Closing.

Section 5.25.     Eros Convertible Notes Amendment. Prior to the Closing, Eros shall use commercially reasonable efforts to obtain an amendment to the Eros Convertible Notes in form and substance reasonably satisfactory to each of Eros and STX such that Section 7(c) (Holder’s Right of Adjusted Conversion Price) and Section 10 (Redemptions) of the Eros Convertible Notes shall not apply with respect to the transactions contemplated by this Agreement or the Eros Share Issuance.

Section 5.26.     Eros Pre-Closing Equity Financing. At or prior to the Closing, Eros shall consummate the Eros Pre-Closing Equity Financing for aggregate gross cash proceeds to Eros of at least $35,000,000, of which not less than $20,000,000 shall be drawn from the Eros Equity Facility, all in accordance with the PIPE Subscription Agreement.

Section 5.27.     Provision Respecting Representation of STX. Each of the parties hereto hereby agrees, on its own behalf and on behalf of its directors, members, partners, stockholders, officers, employees and Affiliates (including the Surviving Corporation and its Subsidiaries following the Closing), that Kirkland & Ellis LLP (or any successor) and Appleby (Isle of Man) LLC (or any successor) may serve as counsel to (a) (i) STX and (ii) each of STX’s stockholders and their respective Affiliates (other than STX and its Subsidiaries) (individually and collectively, the “STX Group”), on the one hand, and (b) STX and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) and Appleby (Isle of Man) LLC (or any successor) may serve as counsel to STX, the STX Group or any director, member, partner, stockholder, officer, employee or Affiliate of the STX Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such prior representation of STX and its Subsidiaries, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate (including the Surviving Corporation and its Subsidiaries following the Closing) thereof to consent to and waive any conflict of interest arising from such representation. Each of the parties hereto hereby irrevocably acknowledges and agrees that all communications prior to the Closing between STX and its Subsidiaries and/or the STX Group, on the one hand, and their external legal counsel, including Kirkland & Ellis LLP and Appleby (Isle of Man) LLC, on the other hand, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between STX, its Subsidiaries and the STX Group and such counsel (collectively, the “Privileged Communications”) and after the Closing shall belong solely to the STX Group. From and after the Closing, none of STX (including the Surviving Corporation and its Subsidiaries following the Closing), its Subsidiaries, Eros or any Person purporting to act on behalf of or through STX or its Subsidiaries shall have access to or will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through any other means. To the extent that files in respect of any Privileged Communications constitute property of the client, only the STX Group shall hold such property rights. As to any such Privileged Communications prior to the Closing Date, Eros, STX (including the Surviving Corporation and its Subsidiaries following the Closing), and each of its Subsidiaries together with any of their respective Affiliates, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties hereto after the Closing.

Article VI
CONDITIONS PRECEDENT

Section 6.1.        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction, or waiver in whole or in part (to the extent permitted by Applicable Law), on or prior to the Closing Date of the following conditions:

(a)             HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the Merger shall have expired or early termination thereof shall have been granted.

(b)            Other Approvals. Any authorization or consent from a Governmental Authority required to be obtained with respect to the Merger under any Antitrust Law as set forth on Section 6.1(c) of the Eros Disclosure Letter shall have been obtained and shall remain in full force and effect.

(c)             No Injunctions or Restraints. No Governmental Authority of competent jurisdiction shall have issued or entered any permanent or preliminary Order after the date of this Agreement, and no Applicable Law shall have been enacted or promulgated after the date of this Agreement, in each case, that (whether temporary or permanent) is then in effect and has the effect of enjoining or otherwise prohibiting or making illegal the consummation of the Merger.

(d)            Eros PIPE Financing. The Eros PIPE Financing shall have been consummated or shall consummate substantially concurrently with the Closing.

(e)             Stock Exchange Listing. The Eros A Ordinary Shares to be issued in the Eros Share Issuance shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f)             STX Lender Consents. The STX Lender Consents shall remain in full force and effect.

(g)            Pre-Closing Class E Subscription. The Pre-Closing Class E Subscription shall have been consummated.

(h)            Eros Pre-Closing Equity Financing. The Eros Pre-Closing Equity Financing, in an aggregate amount no less than $35,000,000, shall have been consummated or consummate substantially concurrently with the Closing.

(i)              STX Paydown of Indebtedness. An amount equal to $21,500,000 from the cash proceeds of the Eros PIPE Financing shall be used to repay a portion of the outstanding Indebtedness of STX set forth on a Section 6.1(i) of the STX Disclosure Letter.

Section 6.2.        Conditions to Obligations of the Eros Parties. The obligation of the Eros Parties to effect the Merger is further subject to satisfaction, or waiver in whole or in part (to the extent permitted by Applicable Law), of the following conditions:

(a)             Representations and Warranties. (i) The representations and warranties of STX contained in Section 3.1, Section 3.2 and Section 3.22 shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct as of such date); (ii) the representations and warranties of STX contained in Section 3.4 shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct as of such date), except for any inaccuracies that, individually or in the aggregate, are de minimis; (iii) the representations and warranties of STX contained in Section 3.7(b) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date; and (iv) each of the other representations and warranties of STX contained in this Agreement (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any similar qualification set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on STX.

(b)            Performance of Obligations of STX. STX shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)             No Material Adverse Effect. There shall not have occurred a Material Adverse Effect on STX.

(d)            Officer’s Certificate. Eros shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of STX to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(e)             Eros Investors’ Rights Agreement. Eros shall have received an executed counterpart of the Eros Investors’ Rights Agreement, duly executed by each party thereto other than Eros and the members of the Eros Founder Group, and the Eros Investors’ Rights Agreement shall remain in full force and effect.

(f)             Registration Rights Agreement. Eros shall have received an executed counterpart of the Registration Rights Agreement, duly executed by each party thereto other than Eros and the members of the Eros Founder Group.

(g)            FIRPTA Certificate. STX shall have delivered to Eros (i) a properly executed certificate of STX certifying that STX is not, and has not been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, which certificate complies with the requirements of Section 1445 of the Code, and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), each in substantially the form attached hereto as Exhibit L.

(h)            CVR Agreements. Eros shall have received executed counterparts of the CVR Agreements, duly executed by each party thereto other than Eros and the Rights Agent party thereto.

Section 6.3.        Conditions to Obligations of STX. The obligation of STX to effect the Merger is further subject to satisfaction, or waiver in whole or in part (to the extent permitted by Applicable Law), of the following conditions:

(a)             Representations and Warranties. (i) The representations and warranties of the Eros Parties and Merger Sub contained in Section 4.1, Section 4.2, Section 4.24 and Section 4.25 shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct as of such date); (ii) the representations and warranties of Eros contained Section 4.4 shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct as of such date), except for any inaccuracies that, individually or in the aggregate, are de minimis; (iii) the representations and warranties of Eros contained in Section 4.7(b) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date; and (iv) each of the other representations and warranties of the Eros Parties and Merger Sub contained in this Agreement (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any similar qualification set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Eros Parties.

(b)            Performance of Obligations of the Eros Parties. Each Eros Party shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)             No Material Adverse Effect. There shall not have occurred a Material Adverse Effect on Eros.

(d)            Officer’s Certificate. STX shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Eros to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(e)             Eros Investors’ Rights Agreement. STX shall have received an executed counterpart of the Eros Investors’ Rights Agreement, duly executed by Eros, the members of the Eros Founder Group party, each of the holders of the CVRs and the New Investors, and the Eros Investors’ Rights Agreement shall remain in full force and effect.

(f)             Registration Rights Agreement. STX shall have received an executed counterpart of the Registration Rights Agreement, duly executed by Eros, the members of the Eros Founder Group, the holders of the CVRs and the New Investors party thereto.

(g)            CVR Agreements. The CVR Agreements shall have been duly executed and delivered by Eros and the Rights Agent party thereto.

Article VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1.        Termination. This Agreement may be terminated at any time prior to the Effective Time, and whether before or after receipt of the STX Requisite Stockholder Approval, the Eros Requisite Shareholder Approval or the England Holdings 2 Requisite Shareholder Approval:

(a)             by mutual written consent of STX and Eros;

(b)            by either STX or Eros, if:

(i)              the Merger shall not have been consummated by August 17, 2020 (the “Outside Date”); provided, that if as of two (2) Business Days prior to the Outside Date, any of the conditions set forth in Section 6.1(a), Section 6.1(b) or Section 6.1(c) (solely as it relates to any Antitrust Laws or Orders entered thereunder) shall not be satisfied or waived but all other conditions set forth in Section 6.1 shall have been and remain satisfied or waived (other than those that by their terms are to be fulfilled at the Closing, provided that each such condition would be capable of being fulfilled if the Closing were to occur on such date), then the Outside Date shall automatically be extended, without the need for any action by STX, Eros, England Holdings 2 or Merger Sub, to November 13, 2020 (and any reference to the Outside Date in this Agreement shall be deemed to be November 13, 2020); provided, further, the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if a material breach by such party of any of its obligations under this Agreement results in the failure to satisfy a condition set forth in Article VI;

(ii)            (A) prior to the Effective Time, any Governmental Authority of competent jurisdiction shall have issued or entered any Order after the date of this Agreement or any Applicable Law shall have been enacted or promulgated after the date of this Agreement that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and in the case of such an Order, such Order shall have become final and non-appealable, or (B) any expiration, termination, authorization or consent from a Governmental Authority required to be obtained pursuant to Section 6.1(a) or Section 6.1(b) shall have been denied and such denial shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such party has failed to comply with its obligations under Section 5.10 in any material respect;

(c)             by STX (provided that STX is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would result in the failure of a condition set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c)), if Eros shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 6.3(a), Section 6.3(b) or Section 6.3(c) and (ii) is incapable of being cured by Eros or is not cured within thirty (30) days of receipt of a written notice thereof from STX.

(d)            by Eros (provided that Eros is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would result in the failure of a condition set forth in Section 6.3(a), Section 6.3(b) or Section 6.3(c)), if STX shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c) and (ii) is incapable of being cured by STX or is not cured within thirty (30) days of receipt of a written notice thereof from Eros; and

Section 7.2.        Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (a) the provisions of this Section 7.1(d), Section 5.12, Section 5.13, and Article VIII shall survive any such termination of this Agreement and no such termination shall relieve either party from any liability or obligation under such provisions and (b) nothing contained herein shall relieve any party from liability for any Willful Breach hereof or actual fraud (as defined under the laws of the State of Delaware) occurring prior to such termination.

Section 7.3.        Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after the STX Requisite Stockholder Approval, the Eros Requisite Shareholder Approval or the England Holdings 2 Requisite Shareholder Approval; provided that any amendment of this Agreement that requires approval by the stockholders of STX or approval by the shareholders of Eros under Applicable Law shall be subject to such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.

Section 7.4.        Extension; Waiver. At any time prior to the Effective Time, a party may, subject to the proviso of the first sentence of Section 7.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions for the benefit of such party contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by STX or Eros shall require the approval of the stockholders of STX or shareholders of Eros, respectively, unless such approval is required by Applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article VIII
GENERAL PROVISIONS

Section 8.1.        Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 8.1 shall not limit any covenant or agreement of the parties that, by its terms, contemplates performance after the Closing, each of which shall survive the Closing in accordance with its terms.

Section 8.2.        Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) if delivered personally, upon such delivery, (ii) if delivered by electronic mail, when confirmation of successful transmission is received or (iii) if sent by Federal Express or other nationally-recognized overnight courier, upon delivery or refusal of delivery, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)             if to Eros, England Holdings 2 or Merger Sub to:

Eros International Plc

First Names House

Victoria Road

Douglas

Isle of Man IM2 4DF

British Isles

Attention:	Mark Carbeck, Chief Corporate and Strategy Officer
Email:	mark.carbeck@erosintl.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071-3197

Attention:	Kevin Masuda Peter Wardle
Email:	kmasuda@gibsondunn.com pwardle@gibsondunn.com

(b)            if to STX, to:

STX Filmworks, Inc.

3900 W. Alameda Ave., 32nd Floor

Burbank, California 91505

Attention:	Noah Fogelson
Email:	nfogelson@stxentertainment.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 South Flower Street, Suite 3700
Los Angeles, California 90071

Attention:	Rick C. Madden, P.C. Jennifer Yapp
Email:	rick.madden@kirkland.com jennifer.yapp@kirkland.com

Section 8.3.        Definitions. For purposes of this Agreement:

(a)             “Accredited Investor” means an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act;

(b)            “Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(c)             “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act, the U.K. Bribery Act 2010, laws promulgated in accordance with the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other Applicable Law relating to anti-corruption or anti-bribery;

(d)            “Business Day” means any day other than a Saturday, Sunday or federal holiday, or a day on which banks in Los Angeles, California or London, United Kingdom are authorized or obligated by law to close;

(e)             “Bylaws of England Holdings 2” means the Bylaws of England Holdings 2, adopted as of March 20, 2020;

(f)             “Bylaws of STX ” means the Second Amended and Restated Bylaws of STX, adopted as of September 8, 2017;

(g)            “Code” means the Internal Revenue Code of 1986, as amended from time to time;

(h)            “Companies Act” means the Companies Act 2006 of the Isle of Man as in effect from time to time;

(i)              “Contract” means any contract, lease, licenses, note, mortgage, indentures, commitment or other agreement, instrument or arrangements (in each case including any amendments and other modifications thereto), whether written or oral, that is or purports to be legally binding;

(j)              “EIML Debt” means the instruments set forth on Section 4.17(a)(iii) of the Eros Disclosure Letter;

(k)            “England Holdings 2 Certificate of Incorporation” means the Certificate of Incorporation of England Holdings 2 filed with the Secretary of State of Delaware on March 20, 2020;

(l)              “Environmental Laws” means all Applicable Laws relating to pollution or protection of the environment, natural resources, including natural resource damages, or, as it relates to exposure to Hazardous Materials, human health and safety, including Applicable Laws relating to Releases of, or exposure to, Hazardous Materials, and to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials;

(m)           “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

(n)            “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

(o)            “Eros Articles of Association” means the Articles of Association of Eros (adopted by resolution passed on 20th December 2019), as in effect on the date hereof;

(p)            “Eros Benefit Plan” means each employee, officer, director or other individual service provider compensation or benefit plan, program, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, profit sharing, deferred compensation, vacation, stock purchase, equity or equity-based, separation or severance, termination, retention, employment, consulting or other service, transaction, change in control or fringe benefit plan, program, arrangement or agreement that is sponsored, maintained or contributed to by Eros or any of its Subsidiaries or which Eros or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, or as to which Eros or any of its Subsidiaries has or could reasonably be expected to have any liability;

(q)            “Eros Convertible Notes” means Eros’s Senior Convertible Notes due September 27, 2020, in the aggregate principal amount of $27,500,000;

(r)             “Eros Equity Awards” means the Eros Options and the Eros RSU Awards;

(s)             “Eros Equity Facility” means, collectively, (i) that certain Subscription Agreement between Eros and the purchaser party thereto, dated January 20, 2020, and (ii) any other subscription agreement having substantially identical terms as the subscription agreement described in the foregoing clause (i) entered into between Eros and another purchaser after the date hereof and prior to the Closing Date for an aggregate commitment (inclusive of the subscription agreement described in the foregoing clause (i)) not to exceed $100,000,000;

(t)              “Eros Founder Group” means the “Permitted Holders” as defined in Article 22.1 of the Eros Articles of Association;

(u)            “Eros Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Eros or any of its Subsidiaries;

(v)            “Eros Option” means each compensatory option to purchase Eros Ordinary Shares;

(w)           “Eros Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Eros or any of its Subsidiaries;

(x)            “Eros Parties” means Eros and England Holdings 2.

(y)            “Eros RSU Award” each award of restricted stock units relating to Eros Ordinary Shares;

(z)             “Exit Payment” has the meaning ascribed to such term in the STX Certificate of Incorporation;

(aa)          “Governmental Authority” means any United States or non-United States federal, state, local or supranational government, any court, legislative, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission, authority or similar body, including any arbitrator (public or private);

(bb)         “Hazardous Materials” means any material, substance, chemical or waste (or combination thereof) that is listed, defined,

designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, a per- or polyfluoroalkyl substance, petroleum, oil, asbestos, or words of similar meaning or effect under any Applicable Law relating to pollution, waste, the environment, health, safety, or natural resources;

(cc)          “Immediate Family,” with respect to a specified Person, means such Person’s spouse, parents or children, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home;

(dd)         “Intellectual Property” means intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names, trade dress rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents, utility models and any statutory rights with respect to the protection of inventions, and all applications for any of the foregoing (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration, published an unpublished works of authorship, including software, digital libraries, social media and Internet website pages (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology including rights and licenses, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) to the extent protectable under law, moral rights, publicity rights, data, database rights, electronic data processing, passwords, access and other rights with respect to social media and networking accounts, and subscribers, archives, and server traffic logs relating to any websites; and (vi) any other proprietary or intellectual property rights of any kind or nature;

(ee)          “International Trade Laws” means all Applicable Laws relating to export controls, imports, customs, sanctions, and anti-boycott measures, including the laws and regulations administered or enforced by the U.S. Department of Commerce, U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor or successor agencies;

(ff)           “IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment or systems;

(gg)         “Knowledge” means, with respect to Eros or STX, as applicable, the actual knowledge of Eros’s or STX’s, as applicable, Chairman,

Chief Executive Officer, Chief Financial Officer, Chief Corporate and Strategy Officer, Chief Operating Officer, General Counsel and Chief Human Resources Officer (or equivalent officer) after having made reasonable inquiry of those employees of Eros (and its respective Subsidiaries) or STX (and its respective Subsidiaries), as applicable, primarily responsible for such matters;

(hh)         “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which STX, Eros or either of their subsidiaries holds any STX Leased Real Property or Eros Leased Real Property, as applicable;

(ii)            “Liquidation Value” has the meaning ascribed to such term in the STX Certificate of Incorporation;

(jj)            “Material Adverse Effect” on a STX or an Eros Party means any change, event, occurrence or development (each, a “Change”) that has had, or would reasonably be expected to have, individually or in the aggregate with all other Changes, a material adverse effect on the business, financial condition or results of operations of such STX and its Subsidiaries, taken as a whole, or Eros and its Subsidiaries (without giving effect to the Merger), taken as a whole, respectively, excluding any Change to the extent that it results from or arises out of (i) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction; (ii) any failure, in and of itself, by STX or Eros, respectively, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Material Adverse Effect on STX or Eros, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”); (iii) the identity of STX (in the case of Eros) or Eros (in the case of STX) or the public announcement of the Merger or any of the other transactions contemplated by this Agreement, including any litigation resulting or arising therefrom or with respect thereto or the impact thereof on the relationships of STX or Eros, respectively, and its Subsidiaries, with employees, customers, suppliers, partners or financing sources (except that this clause (iii) shall not apply with respect to the representations or warranties in Section 3.3, in the case of STX, and Section 4.3, in the case of Eros, to the extent that such representations and warranties address the consequences of the execution and delivery, or the public announcement of, this Agreement), or compliance with or performance of this Agreement; (iv) any change, in and of itself, in the market price or trading volume of the securities of Eros (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Material Adverse Effect on Eros, unless otherwise excluded in this definition of “Material Adverse Effect”); (v) any change in Applicable Law, GAAP (or authoritative interpretation or enforcement thereof) or IFRS (or authoritative interpretation or enforcement thereof); (vi) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, or any trade wars or sanctions, or any outbreak, pandemic or epidemic of disease (including, for the avoidance of doubt, novel coronavirus (COVID-19)); (vii) any hurricane, tornado, flood, earthquake or other natural disaster; (viii) any changes, including in credit ratings or credit outlook, generally affecting the industries in which STX or Eros operates; (ix) any action required by, or agreed to in writing by the parties in connection with, Section 5.10 of this Agreement or (x) any action or omission consented to or approved in writing by the other party or otherwise expressly required by this Agreement; provided, that the exclusions in clauses (i), (v), (vi), (vii) and (viii) shall not apply to the extent the Changes set forth therein have a disproportionate impact on STX and its Subsidiaries, or Eros and its Subsidiaries (without giving effect to the Merger), as applicable, relative to other participants in the industries in which STX and its Subsidiaries, or Eros and its Subsidiaries (without giving effect to the Merger), respectively, operate;

(kk)         “Multiemployer Plan” means any plan that is a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA;

(ll)            “Multiple Employer Plan” means any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA;

(mm)      “Order” means an injunction or other decree, order, judgment, injunction, writ, stipulation or award;

(nn)         “Permit” means any license, permit, authorization, certificate of authority, qualification, consent, approval, concession, waiver, exemption, franchise, registration or similar document or authority that has been issued or granted by any Governmental Authority;

(oo)         “Permitted Liens” means all liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Eros Filed SEC Documents or STX Financial Statements, together with the following (without duplication): (i) Liens imposed by Applicable Law, such as and mechanics and materialmen Liens arising or incurred in the ordinary course of business, in each case for sums not due and payable as of the Closing Date or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against STX or Eros, as the case may be, with respect to which STX or Eros, respectively, shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of STX or Eros, as the case may be, in accordance with GAAP or IFRS, respectively; (ii) Liens for Taxes not yet delinquent as of the Closing Date or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of STX and its Subsidiaries or Eros and its Subsidiaries, as the case may be, in accordance with GAAP or IFRS, respectively; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities, which are not violated by the current use or occupancy of such real property or the operation of the business thereon; (iv) covenants, conditions, restrictions, easements, rights-of-way, encroachments and other similar matters affecting title to any real property that does not materially impair the occupancy or use of such real property; (v) Liens that, individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable property and (B) do not materially and adversely impact the current or contemplated use, utility or value of any such property or otherwise materially and adversely impair the present or contemplated business operations thereon or in respect thereof; (vi) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements entered into in the ordinary course of business; (viii) leases, subleases, licenses and occupancy agreements by STX or Eros, as the case may be, as landlord, sublandlord or licensor; (ix) with respect to leased property, all liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord; (x) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (xi) Liens securing judgments for the payment of money (provided that an appropriate Action has been commenced in connection with such judgment); (xii) non-exclusive licenses and covenants not to sue granted to third parties in the ordinary course of business; and (xiii) Liens pursuant to the STX Credit Facilities and the EIML Debt.

(pp)         “Person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(qq)         “Personal Data” means any information about an identifiable individual that alone or in combination with other information could be used to identify an individual, and includes information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any Applicable Law;

(rr)           “Process” or “Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction;

(ss)          “Registration Rights Agreement” means the registration rights agreement substantially in the form attached hereto as Exhibit M;

(tt)            “Related Documents” means the Eros Investors’ Rights Agreement, the Registration Rights Agreement, the CVR Agreements and such other agreements and documents contemplated by this Agreement, as amended, modified or supplemented from time to time;

(uu)         “Related Party” means, with respect to any specified Person: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past five years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any member of the Immediate Family of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding voting equity or ownership interests of such specified Person;

(vv)         “Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the atmosphere, soil, surface water, groundwater, drinking water supply, or property;

(ww)      “Representatives” means, with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person;

(xx)         “Sanctioned Person” means (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or any European Union member state, (ii) any Person located, organized or resident in a country or territory which, at the applicable time, is the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria) or (iii) any Person 50% or more owned or otherwise controlled by any such Person or Persons described in the foregoing clauses (i) and (ii);

(yy)         “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom;

(zz)          “SEC” means the United States Securities and Exchange Commission;

(aaa)       “STX Benefit Plan” means each current or former employee, officer director, or individual service provider compensation or benefit plan, program, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, profit sharing, deferred compensation, vacation, stock purchase, equity or equity-based compensation, separation or severance, termination, retention, employment, consulting or other service, transaction or change in control or fringe benefit plan, program, arrangement or agreement that is sponsored, maintained or contributed to by STX or any of its Subsidiaries or which STX or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, or as to which STX or any of its Subsidiaries has or could reasonably be expected to have any liability;

(bbb)      “STX Capital Stock” means, collectively and as applicable, the STX Preferred Stock and the STX Common Stock;

(ccc)       “STX Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of STX filed with the Secretary of State of Delaware on February 8, 2019, as amended by Amendment No. 1, dated August 23, 3019, as the same may be amended pursuant to the Pre-Closing Class E Subscription;

(ddd)      “STX Class A Preferred Stock” means the Class A Convertible Preferred Stock, $0.01 par value per share, of STX;

(eee)       “STX Class B Preferred Stock” means the Class B Convertible Preferred Stock, $0.01 par value per share, of STX;

(fff)         “STX Class C Preferred Stock” means the Class C Convertible Preferred Stock, $0.01 par value per share, of STX;

(ggg)      “STX Class D Preferred Stock” means the Class D Convertible Preferred Stock, $0.01 par value per share, of STX;

(hhh)      “STX Class E Preferred Stock” means the Class E Convertible Preferred Stock, $0.01 par value per share, of STX, if and when issued in connection with the Pre-Closing Class E Subscription;

(iii)          “STX Common Stock” means the common stock, $0.01 par value per share, of STX;

(jjj)          “STX Credit Facilities” means the STX JPM Credit Facility and the STX Mezzanine Credit Facility;

(kkk)      “STX Equity Plan” means, collectively, the STX Filmworks, LLC Amended and Restated 2012 Equity Incentive Plan, as amended by Amendment to STX Filmworks, LLC Amended and Restated 2012 Equity Incentive Plan, the STX Filmworks, Inc. 2014 Equity Incentive Plan and the STX Filmworks, Inc. 2017 Equity Incentive Plan.

(lll)          “STX Exhibitor Warrants” means, collectively, the warrants issued pursuant to any of the Warrant Agreements dated March 3 2014, between STX and each of Regal Entertainment Group and American Multi-Cinema, Inc.

(mmm) “STX JPM Credit Facility” means the Second Amended and Restated Credit, Security, Guaranty and Pledge

Agreement (Corporate and Production Facility) dated as of October 7, 2016 by and among STX Financing, LLC, as Borrower, STX, as Parent, the Guarantors referred to therein, the Lenders referred to therein and JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank (together with all Fundamental Documents as defined therein), as amended by Amendment No. 1 to Second Amended and Restated Credit, Security, Guaranty and Pledge Agreement, dated as of June 2, 2017, as amended by Amendment No. 2 to Second Amended and Restated Credit, Security, Guaranty and Pledge Agreement, dated as of October 4, 2017, as amended by Waiver and Amendment No. 3 to Second Amended and Restated Credit, Security, Guaranty and Pledge Agreement, dated as of February 22, 2018, as amended by Amendment No. 4 to Second Amended and Restated Credit, Security, Guaranty, and Pledge Agreement, dated as of February 11, 2019;

(nnn)      “STX Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by STX or its Subsidiaries;

(ooo)      “STX Lender Consents” means (i) the written consent of the Required Lenders (as defined in the STX JPM Credit Facility) to the Merger and the related transactions, dated as of the date hereof and attached hereto as Exhibit N-1 and (ii) the written consent of the Required Lenders (as defined in the STX Mezzanine Credit Facility) to the Merger and the related transactions, dated as of the date hereof and attached hereto as Exhibit N-2;

(ppp)      “STX Mezzanine Credit Facility” means the Second Amended and Restated Subordinated Credit, Security, Guaranty and Pledge Agreement dated as of October 7, 2016 by and among STX Financing, LLC, as Borrower, STX, as Parent, the Guarantors referred to therein, the Lenders referred to therein and Red Fish Blue Fish, LLC, as administrative agent, as amended by Amendment No. 1, dated March 2, 2018 (together with all Fundamental Documents as defined therein);

(qqq)      “STX Option” means a compensatory option to purchase shares of STX Common Stock.

(rrr)         “STX Preferred Stock” means, collectively and as applicable, the STX Class E Preferred Stock, STX Class D Preferred Stock, STX Class C Preferred Stock, STX Class B Preferred Stock, STX Class A Preferred Stock.

(sss)        “STX RSU Award” means an award of restricted stock units relating to STX Common Stock.

(ttt)          “STX Stockholders Agreement” means that certain Third Amended and Restated Stockholders Agreement, dated as of February 11, 2019, among STX and the stockholders of STX party thereto, as amended by Amendment No. 1, dated on or around the date hereof;

(uuu)      “Subsidiary” means, with respect to any Person, any Person with respect to which such first Person directly or indirectly owns or purports to own, beneficially or of record, (i) an amount of voting securities or other interests in such second Person that is sufficient to enable such first Person to elect at least a majority of the members of such second Person’s board of directors or comparable governing body or (ii) at least 50% of the outstanding equity, voting or financial interests in such second Person;

(vvv)      “Tax Return” means any return, declaration, statement, claim for refund, election, certificate, estimate, report, form or information return relating to Taxes filed or submitted or required to be filed or submitted with any Governmental Authority (or third party if required by Applicable Laws), including any attachments or schedules thereto and any amendments thereof;

(www)  “Taxes” or “Tax” means all taxes, charges, fees, levies or other assessments in the nature of a tax imposed by any governmental authority, including any income, gross receipts, license, severance, occupation, premium, environmental (including taxes under former Code Section 59A), customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen’s compensation, amounts due under any Applicable Laws governing escheat or unclaimed property or other taxes, charges, fees, levies or other assessments in the nature of a tax, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, whether disputed or not;

(xxx)      “Taxing Authority” means any Governmental Authority responsible for the administration, assessment or collection of any Taxes; and

(yyy)      “Willful Breach” means a deliberate material breach or failure to perform that is the consequence of an act or omission of a party with the knowledge that such act or omission would cause a material breach of this Agreement.

Section 8.4.        Interpretation.

(a)             When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive and shall be deemed to be “and/or.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined, or except as otherwise expressly provided, therein. Words in this Agreement describing the singular number shall be deemed to include the plural and vice versa, and words in this Agreement denoting any gender shall be deemed to include all genders. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such statute as from time to time amended, unless otherwise specifically indicated. References to a Person are also to its permitted successors and permitted assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

(b)            Except with respect to Section 5.13, whenever a consent or approval of STX or an Eros Party is required under this Agreement, such consent or approval may be executed and delivered only in writing and only by an authorized officer of STX with respect to STX, and Eros with respect to Eros, England Holdings 2 or Merger Sub.

Section 8.5.        Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. This Agreement may be executed by facsimile, .pdf or other similar means of electronic signature and a facsimile, .pdf or other electronic signature shall constitute an original for all purposes.

Section 8.6.        Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents, exhibits, schedules, disclosure letters and instruments referred to herein), taken together with the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among Eros, England Holdings 2, Merger Sub and STX with respect to the Merger and the other transactions contemplated by this Agreement, and (b) is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, other than as provided in Section 5.11. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7.        Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.8.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws thereof.

Section 8.9.        Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.9.

Section 8.10.     Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 8.11, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 8.11.     Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if (and only if) such court finds it lacks subject matter jurisdiction, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.12.     Headings, etc. The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8.13 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.14.     No Presumption Against Drafting Party. Each of Eros, England Holdings 2, Merger Sub and STX acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

EROS INTERNATIONAL PLC

By: /s/ Kishore Lulla

Name:    Kishore Lulla

Title:	Executive Chairman and Group Chief Executive Officer and Managing Director

Signature Page to Agreement and Plan of Merger

ENGLAND HOLDINGS 2, inc.

By: /s/ Kishore Lulla

Name:    Kishore Lulla

Title:       President

Signature Page to Agreement and Plan of Merger

england merger corp.

By: /s/ Kishore Lulla

Name:    Kishore Lulla

Title:       President

Signature Page to Agreement and Plan of Merger

STX FILMWORKS, INC.

By: /s/ Noah Fogelson

Name:    Noah Fogelson

Title:       Executive Vice President, General

Counsel and Secretary

Signature Page to Agreement and Plan of Merger